UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a)

of the Securities Exchange Act of 1934

(Amendment No.      )

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☐	Soliciting Material Pursuant to §240.14a-12.

AMERICAN TOWER CORPORATION

(Name of Registrant as Specified in its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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March 27, 2009

Dear Stockholder:

It is a pleasure to invite you to our 2009 Annual Meeting in Boston, Massachusetts on Wednesday, May 6, 2009 at 11:00 a.m., local time, to be held in the Braemore/Kenmore Room at the Colonnade Hotel, 120 Huntington Avenue, Boston, Massachusetts 02116. We have included the official notice of meeting, proxy statement and form of proxy with this letter. The proxy statement describes in detail the matters listed in the notice of meeting.

The vote of every stockholder is important. Therefore, I urge you to vote as soon as possible so that your shares will be represented at the meeting. You may vote your shares over the Internet, or if you received a paper copy of the proxy materials by mail, you can also vote by mail by following the instructions on the proxy card or voting instruction card. Voting over the Internet or by written proxy card or voting instruction card will ensure your representation at the meeting regardless of whether you attend in person. You may withdraw your proxy and vote in person at the meeting if you wish to do so.

Your Board of Directors and management look forward to greeting those of you who are able to attend.

Sincerely,

James D. Taiclet, Jr. Chairman of the Board, President and Chief Executive Officer

AMERICAN TOWER CORPORATION

116 Huntington Avenue

Boston, Massachusetts 02116

NOTICE OF 2009 ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD ON MAY 6, 2009

To the Stockholders:

The 2009 Annual Meeting of Stockholders of American Tower Corporation, a Delaware corporation, will be held in the Braemore/Kenmore Room at the Colonnade Hotel, 120 Huntington Avenue, Boston, Massachusetts 02116, on Wednesday, May 6, 2009 at 11:00 a.m., local time, to consider and act upon the following matters:

1.	To elect nine Directors for the ensuing year or until their successors are elected and qualified;

2.	To ratify the selection of Deloitte & Touche LLP as our independent registered public accounting firm for 2009; and

3.	To transact such other business as may properly come before the meeting or any adjournments or postponements thereof.

Stockholders of record at the close of business on March 10, 2009 are entitled to notice of, and to vote at, the Annual Meeting. Our stock transfer books will remain open for the transfer of our Class A common stock. For a period of ten days prior to the Annual Meeting, a complete list of the stockholders entitled to vote at the Annual Meeting will be available at our principal executive offices for inspection by any stockholder of record for any purpose germane to the Annual Meeting.

By order of the Board of Directors,

Edmund DiSanto Executive Vice President, Chief Administrative Officer, General Counsel and Secretary

Boston, Massachusetts

March 27, 2009

WHETHER OR NOT YOU EXPECT TO ATTEND THE ANNUAL MEETING, PLEASE VOTE AS SOON AS POSSIBLE TO ENSURE REPRESENTATION OF YOUR SHARES AT THE ANNUAL MEETING. YOU MAY VOTE YOUR SHARES OVER THE INTERNET OR BY MAIL (AS APPLICABLE) BY FOLLOWING THE INSTRUCTIONS ON THE PROXY CARD OR VOTING INSTRUCTION CARD.

AMERICAN TOWER CORPORATION

116 Huntington Avenue

Boston, Massachusetts 02116

PROXY STATEMENT

FOR THE 2009 ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD ON MAY 6, 2009

GENERAL INFORMATION

This Proxy Statement is furnished in connection with the solicitation of proxies by the Board of Directors of American Tower Corporation, a Delaware corporation, for use at the 2009 Annual Meeting of Stockholders to be held on May 6, 2009, or any adjournments or postponements thereof.

Notice of Electronic Availability of Proxy-Related Materials and Annual Report to Stockholders

As permitted by rules recently adopted by the Securities and Exchange Commission (SEC), we are making this Proxy Statement and our Annual Report to Stockholders for the year ended December 31, 2008 available electronically via the Internet at www.proxyvote.com. Our Annual Report to Stockholders includes a copy of our Annual Report on Form 10-K for the fiscal year ended December 31, 2008, as filed with the SEC on February 26, 2009, except that exhibits are excluded. On or about March 27, 2009, we mailed to our stockholders a Notice containing instructions on how to access this Proxy Statement and our Annual Report and vote over the Internet. If you received the Notice by mail, you will not receive a printed copy of the proxy materials in the mail. Instead, the Notice instructs you on how to access and review all of the important information contained in the Proxy Statement and Annual Report over the Internet. The Notice also instructs you on how you may submit your proxy over the Internet. If you received the Notice by mail and would like to receive a printed copy of our proxy materials, you should follow the instructions for requesting such materials included in the Notice.

Record Date, Voting Rights and Outstanding Shares

The Board of Directors has fixed March 10, 2009, as the record date for determining holders of our Class A common stock (Common Stock) who are entitled to vote at the Annual Meeting.

With respect to the matters submitted for vote at the Annual Meeting, each share of Common Stock is entitled to one vote. On March 10, 2009, there were 397,243,235 shares of our Common Stock outstanding and entitled to vote.

The presence at the Annual Meeting, in person or by proxy, of the holders of a majority of the shares of Common Stock issued and outstanding on March 10, 2009, will constitute a quorum for the transaction of business. We will count votes withheld, abstentions and broker non-votes as present for purposes of determining the presence or absence of a quorum for the transaction of business at the Annual Meeting.

Stockholders who do not attend the Annual Meeting in person may submit proxies over the Internet. Stockholders that have received a paper copy of the proxy materials by mail may also vote by mail in accordance with the instructions on the proxy card or voting instruction card. Properly completed and submitted proxy cards and voting instruction cards, and proxies properly completed and submitted over the Internet, if received in time for voting and not revoked, will be voted at the Annual Meeting in accordance with the instructions contained therein. If no instructions are indicated, the shares represented by the proxy will be voted:

•	FOR the election of the Director nominees named herein;

•	FOR the ratification of the selection of Deloitte & Touche LLP as our independent registered public accounting firm for fiscal year 2009; and

•	In accordance with the judgment of the proxy holders as to any other matter that may be properly brought before the Annual Meeting, or any adjournments or postponements thereof.

Directors receiving a majority of votes cast will be elected (the number of shares voted “for” a Director nominee must exceed the number of votes cast “against” that nominee). Similarly, ratification of the selection of our independent registered public accounting firm requires a majority of the votes cast (the number of shares voted “for” our ratification of the selection of our independent registered public accounting firm must exceed the number of votes “against” that ratification). We will not count shares that abstain from voting on a particular matter, and shares held in “street name” by brokers or nominees who indicate on their proxies that they do not have discretionary authority to vote the shares as to a particular matter and have not received instructions from the beneficial owner (broker non-votes), as votes cast in favor of or against such matter. Accordingly, abstentions and broker non-votes will have no effect on the outcome of voting on proposal 1, election of Directors, and proposal 2, ratification of the selection of our independent registered public accounting firm.

Voting of Proxies

You may vote by any one of the following means:

•

By Internet—Stockholders who received a Notice about the Internet availability of our proxy materials may submit proxies over the Internet by following the instructions on the Notice. Stockholders who have received a paper copy of a proxy card or voting instruction card by mail may submit proxies over the Internet by following the instructions on the proxy card or voting instruction card.

•

By Mail—Stockholders who have received a paper copy of a proxy card or voting instruction card by mail may submit proxies by completing, signing and dating their proxy card or voting instruction card and mailing it in the accompanying self-addressed envelope. No postage is necessary if mailed in the United States.

•	In person, at the Annual Meeting.

Revocability of Proxies

Any stockholder giving a proxy has the power to revoke it at any time before it is exercised. You may revoke a proxy by filing an instrument of revocation or a duly executed proxy bearing a later date with our Secretary, at our principal executive offices, 116 Huntington Avenue, Boston, Massachusetts 02116. You may revoke a proxy submitted over the Internet and submit a new proxy in its place in accordance with the instructions set forth on the Internet voting website. You may also revoke a proxy by attending the Annual Meeting and voting in person. If not revoked, we will vote the proxy at the Annual Meeting in accordance with your instructions indicated on the proxy card or voting instruction card or, if submitted over the Internet, as indicated on the submission.

Solicitation

We will bear all costs of solicitation of proxies. In addition to solicitations by mail, members of our Board of Directors, our officers and our regular employees, without additional remuneration, may solicit proxies by telephone, telecopy and personal interviews. We will request brokers, banks, custodians and other fiduciaries to forward proxy soliciting materials to the beneficial owners of stock they hold of record. We will reimburse them for their reasonable out-of-pocket expenses incurred in connection with the distribution of the proxy materials.

Security Ownership of Certain Beneficial Owners and Management

The following table sets forth certain information known to us as of March 10, 2009, with respect to the shares of Common Stock that are beneficially owned as of such date by:

•	each member of our Board of Directors;

•	each executive officer named in the Summary Compensation Table included in this Proxy Statement;

•	all Directors and executive officers as a group; and

•	each person known by us to beneficially own more than 5% of our outstanding Common Stock.

We determined the number of shares of Common Stock beneficially owned by each person under rules promulgated by the SEC. The information is not necessarily indicative of beneficial ownership for any other purpose. Under these rules, beneficial ownership includes any shares as to which the individual or entity has sole or shared voting power or investment power and also any shares which the individual or entity had the right to acquire within sixty days of March 10, 2009. Accordingly, the number of shares set forth below includes shares subject to restricted stock units (RSUs) and/or stock options that are expected to vest prior to May 10, 2009, which we refer to below as presently vested equity. All percentages are based on the shares of Common Stock outstanding as of March 10, 2009. Except as noted below, each holder has sole voting and investment power with respect to all shares of Common Stock listed as beneficially owned by that holder.

Name and Address of Beneficial Owner	Number of Shares	Percent of Common Stock
Directors and Named Executive Officers
James D. Taiclet, Jr. (1)	1,311,644	*
Jean A. Bua (2)	115,803	*
Raymond P. Dolan (3)	80,784	*
Edmund DiSanto (4)	56,457	*
Ronald M. Dykes (5)	40,812	*
William H. Hess (6)	303,898	*
Carolyn F. Katz (7)	70,784	*
Gustavo Lara Cantu (8)	37,884	*
Steven J. Moskowitz (9)	1,386,976	*
JoAnn A. Reed (10)	40,784	*
Pamela D.A. Reeve (11)	90,784	*
David E. Sharbutt (12)	50,784	*
Bradley E. Singer (13)	5,000	*
Samme L. Thompson (14)	44,042	*
All executive officers and Directors as a group (16 persons) (15)	3,727,330	1.0%

Five Percent Stockholders
T. Rowe Price Associates, Inc. (16) 100 E. Pratt Street, Baltimore, Maryland 21202	45,526,904	11.5%

*	Less than 1%

(1)	Includes 19,608 shares of Common Stock owned by Mr. Taiclet and presently vested equity with respect to an aggregate of 1,292,036 shares of Common Stock.

(2)	Includes 2,678 shares of Common Stock owned by Ms. Bua and presently vested equity with respect to an aggregate of 113,125 shares of Common Stock.

(3)	Includes 3,632 shares of Common Stock owned by Mr. Dolan and presently vested equity with respect to an aggregate of 77,152 shares of Common Stock.

(4)	Includes 6,457 shares of Common Stock owned by Mr. DiSanto and presently vested equity with respect to an aggregate of 50,000 shares of Common Stock.

(5)	Includes 3,660 shares of Common Stock owned by Mr. Dykes and presently vested equity with respect to an aggregate of 37,152 shares of Common Stock.

(6)	Includes 23,778 shares of Common Stock owned by Mr. Hess and presently vested equity with respect to an aggregate of 280,120 shares of Common Stock.

(7)	Includes 3,632 shares of Common Stock owned by Ms. Katz and presently vested equity with respect to an aggregate of 67,152 shares of Common Stock.

(8)	Includes 5,732 shares of Common Stock owned by Mr. Lara and presently vested equity with respect to an aggregate of 32,152 shares of Common Stock.

(9)	Includes 122,751 shares of Common Stock owned by Mr. Moskowitz and vested equity with respect to an aggregate of 1,264,225 shares of Common Stock.

(10)	Includes 3,632 shares of Common Stock owned by Ms. Reed and presently vested equity with respect to an aggregate of 37,152 shares of Common Stock.

(11)	Includes 3,632 shares of Common Stock owned by Ms. Reeve and presently vested equity with respect to an aggregate of 87,152 shares of Common Stock.

(12)	Includes 3,632 shares of Common Stock owned by Mr. Sharbutt and presently vested equity with respect to an aggregate of 47,152 shares of Common Stock.

(13)	Includes 5,000 shares of Common Stock owned by Mr. Singer.

(14)	Includes 11,890 shares of Common Stock owned by Mr. Thompson and presently vested equity with respect to an aggregate of 32,152 shares of Common Stock.

(15)	Includes presently vested equity with respect to an aggregate of 3,507,964 shares of Common Stock.

(16)	Based on a Schedule 13G/A filed on February 11, 2009, T. Rowe Price Associates, Inc. has sole voting power over 14,173,644 shares of Common Stock, sole dispositive power over 45,363,104 shares of Common Stock and beneficial ownership of 45,526,904 shares of Common Stock.

PROPOSAL 1

ELECTION OF DIRECTORS

Under our By-Laws, the number of members of our Board of Directors is fixed from time to time by the Board of Directors, but may be increased or decreased either by the stockholders or by the majority of Directors then in office. We currently have nine Directors serving on our Board of Directors.

Of our nine current Directors, all are standing for re-election at the Annual Meeting. The Board of Directors has nominated for election as Directors at the Annual Meeting the nine Directors listed below. All of the Directors nominated for election at the Annual Meeting were recommended for nomination to the Board of Directors by the Nominating and Corporate Governance Committee.

Directors elected at the Annual Meeting will hold office until the 2010 Annual Meeting or until their successors are elected and qualified, subject to earlier retirement, resignation or removal. If any of the nominees become unavailable to serve, we will vote the shares represented by proxies for the election of such other person as the Board of Directors may recommend. Unless otherwise instructed, we will vote all proxies we receive FOR the nominees listed below.

Required Vote

Our By-Laws require that each Director receive a majority of the votes properly cast with respect to such Director in uncontested elections (the number of shares voted “for” a Director nominee must exceed the number of votes cast “against” that nominee). As the election of Directors at the Annual Meeting is uncontested, the election of Directors requires a majority of the votes cast by or on behalf of the holders of Common Stock at the Annual Meeting. Votes against the election of a Director will count as votes cast, but abstentions and broker non-votes will not count as votes cast with respect to that Director’s election. Accordingly, abstentions and broker non-votes will not affect the results of the election.

If stockholders do not elect a nominee who is serving as a Director, Delaware law provides that the Director would continue to serve on the Board as a “holdover director.” Under our By-Laws and Corporate Governance Guidelines, each of our Directors is required to submit an irrevocable advance resignation that will be effective if the stockholders do not re-elect the Director and the Board accepts the resignation. In that situation, within 90 days from the date that the election results were certified, the Nominating and Corporate Governance Committee would make a recommendation to the Board about whether to accept or reject the resignation. The Board would then take action and promptly disclose its decision and the rationale behind it in a filing with SEC. See “Corporate Governance—Majority Vote Standard for Director Elections” below.

The Board of Directors recommends that you vote FOR the election of each of the nominees listed below to serve as our Directors until the next Annual Meeting or until their successors are duly elected and qualified.

Set forth below are the name and age of each Director, his or her principal occupation and business experience during the past five years and the names of other publicly traded companies of which he or she served as a Director, each as of March 10, 2009.

Nominee	Principal Occupations and Business Experience During the Past Five Years
James D. Taiclet, Jr. Age 48	Mr. Taiclet is our Chairman, President and Chief Executive Officer. Mr. Taiclet joined us in September 2001 as President and Chief Operating Officer and was named our Chief Executive Officer in October 2003. Mr. Taiclet was elected to our Board of Directors in November 2003 and was named our Chairman in February 2004. Prior to joining us, Mr. Taiclet had been President of Honeywell Aerospace Services, a part of Honeywell International, since March 1999. From March 1996 until March 1999, Mr. Taiclet served as Vice President, Engine Services at Pratt & Whitney, a unit of United Technologies Corporation. Mr. Taiclet was also previously a consultant at McKinsey & Company, specializing in telecommunications and aerospace.

Nominee	Principal Occupations and Business Experience During the Past Five Years

Raymond P. Dolan Age 51	Mr. Dolan has been a Director and member of the Compensation Committee since February 2003. In January 2004, Mr. Dolan was appointed to the Nominating and Corporate Governance Committee, and in February 2005, he was appointed the Chairperson. Mr. Dolan most recently served as Chief Executive Officer of QUALCOMM Flarion Technologies and Senior Vice President at QUALCOMM until January 2008. Mr. Dolan had been Chairman and Chief Executive Officer of Flarion Technologies, Inc., a provider of mobile broadband communications systems, since May 2000, until its acquisition by QUALCOMM in January 2006. From 1996 until May 2000, Mr. Dolan was Chief Operating Officer of NextWave Telecom. Prior to joining NextWave, he was Executive Vice President of Marketing for Bell Atlantic/NYNEX Mobile. Mr. Dolan currently serves on the board of directors of NII Holdings, Inc.

Ronald M. Dykes Age 62	Mr. Dykes has been a Director since March 2007 and was appointed to the Audit Committee in July 2007. Mr. Dykes most recently served as Chief Financial Officer of BellSouth Corporation, a position he retired from in 2005. Prior to his retirement, Mr. Dykes had worked for BellSouth Corporation and its predecessor entities in various capacities for over 34 years. Mr. Dykes currently serves on the board of directors of Burger King Holdings, Inc., and from October 2000 through December 31, 2005, also served as a director of Cingular Wireless, most recently as Chairman of the Board.

Carolyn F. Katz Age 47	Ms. Katz has been a Director since February 2004 and was appointed to the Compensation Committee and the Audit Committee in April 2004. In May 2007, Ms. Katz was appointed as Chairperson of the Audit Committee. From May 2000 to October 2001, Ms. Katz served as a principal of Providence Equity Partners Inc., a private investment firm specializing in equity investments in telecommunications and media companies. From June 1984 to April 2000, Ms. Katz was employed by Goldman, Sachs & Co., most recently as a Managing Director and co-head of Emerging Communications. Ms. Katz currently serves on the board of directors of NII Holdings, Inc.

Gustavo Lara Cantu Age 59	Mr. Lara has been a Director since November 2004 and was appointed to our Nominating and Corporate Governance Committee in February 2005. Mr. Lara most recently served as Chief Executive Officer of the Monsanto Company’s Latin America North division, a position he retired from in 2004. Prior to his retirement, Mr. Lara had worked for the Monsanto Company in various capacities for over 24 years.

JoAnn A. Reed Age 53	Ms. Reed has been a Director since May 2007 and was appointed to our Audit Committee in November 2007. Ms. Reed most recently served as the Senior Vice President, Finance and Chief Financial Officer of Medco Health Solutions, Inc., a leading pharmacy benefit manager, until March 2008. Since joining Medco in 1988, Ms. Reed has served in finance and accounting roles of increasing responsibility and was appointed Senior Vice President, Finance in 1992 and Chief Financial Officer in 1996. Prior to joining Medco, Ms. Reed’s experience includes finance roles at Aetna/American Re-Insurance Co., CBS Inc., Standard and Poor’s Corp., and Unisys/Timeplex Inc. Ms. Reed currently serves on the board of directors of Waters Corp. and as a Trustee for St. Mary’s College of Notre Dame, Indiana.

Nominee	Principal Occupations and Business Experience During the Past Five Years

Pamela D.A. Reeve Age 59	Ms. Reeve has been a Director since March 2002 and has served as the Lead Director of the Board since May 2004. In April 2004, Ms. Reeve was appointed to the Compensation Committee as the Chairperson. Ms. Reeve also served on the Audit Committee from August 2002 to July 2007 and on the Nominating and Corporate Governance Committee from August 2002 to February 2005. From November 1989 to August 2004, Ms. Reeve was the President and Chief Executive Officer and a director of Lightbridge, Inc., a global provider of mobile business solutions, offering products and services for the wireless telecommunications industry. Prior to joining Lightbridge in 1989, Ms. Reeve spent eleven years as a consultant and in a series of executive positions at the Boston Consulting Group, Inc. Ms. Reeve serves on the board of directors of LiveWire Mobile, Inc.

David E. Sharbutt Age 59	Mr. Sharbutt has been a Director since July 2006 and was appointed to the Nominating and Corporate Governance Committee in May 2007. Mr. Sharbutt also served on the Audit Committee from May 2007 to November 2007. Mr. Sharbutt most recently served as Chief Executive Officer and Chairman of Alamosa Holdings, Inc., a provider of wireless personal communications services, which was acquired by Sprint Nextel Corporation in February 2006. Mr. Sharbutt had been Alamosa’s Chairman and a director since Alamosa was founded in July 1998 and was named Chief Executive Officer of Alamosa in October 1999. Mr. Sharbutt was formerly the President and Chief Executive Officer of Hicks & Ragland Engineering Co., an engineering consulting company, now known as CHR Solutions. While at CHR Solutions, Mr. Sharbutt worked with independent telephone companies in developing strategic, engineering and implementation plans for various types of telecommunications services.

Samme L. Thompson Age 62	Mr. Thompson has been a Director since August 2005 and was appointed to the Compensation Committee in May 2006. Mr. Thompson served as a director of SpectraSite, Inc. from June 2004, until our merger with SpectraSite in August 2005. Beginning in 2002 to present, Mr. Thompson has served as the President of Telit Associates, Incorporated, a financial and strategic advisory firm. Mr. Thompson worked for Motorola, Inc. as Senior Vice President and Director, Strategy and Corporate Development from 1999 to 2002. Mr. Thompson has over 34 years of management experience and currently serves on the board of directors of USA Mobility, Inc.

CORPORATE GOVERNANCE

General

The role of our Board of Directors is to ensure that the Company is managed for the long-term benefit of our stockholders and other stakeholders. To fulfill this role, the Board has adopted corporate governance principles to ensure full and complete compliance with all applicable corporate governance standards. In addition, the Board has established reporting protocols to ensure that the Board is informed regarding the Company’s activities and periodically reviews, and advises management with respect to, the Company’s annual operating plans and strategic initiatives.

During the past year, we have continued to review our corporate governance policies and practices and to compare them to those suggested by various authorities in corporate governance and the practices of other public companies. We have also continued to review guidance and interpretations provided by the SEC and the New York Stock Exchange (NYSE). Based on this review, we amended our Corporate Governance Guidelines in February 2009 to provide for the resignation of Directors who fail to receive a majority of the votes cast in uncontested elections of Directors, and we also amended our By-Laws. See “—Majority Vote Standard for Director Elections” below.

In addition, in February 2009, we amended and restated the charters of our Nominating and Corporate Governance Committee and our Audit Committee, and in November 2008, we amended and restated the charter of our Compensation Committee. You can access our current committee charters, Corporate Governance Guidelines and Code of Conduct in the “Investors” section of our website, www.americantower.com, or by writing to: American Tower Corporation, 116 Huntington Avenue, Boston, Massachusetts 02116, Attention: Investor Relations.

Annual Evaluation

Our Board of Directors conducts annual evaluations of its performance and that of each of its three standing committees. In 2008, the Board hired an independent consultant to design and implement a process for these self-evaluations. Using a set of prepared questions as a guide, the consultant conducted interview and discussion sessions with the members of each of the committees and the full Board. The information gathered in these sessions was compiled in a written report to our Nominating and Corporate Governance Committee, which used these results to review and assess the Board's composition, responsibilities, structure, processes and effectiveness. This report was then presented to the full Board. We expect to carry out similar Board and committee self-evaluations in 2009.

Orientation and Education

Each newly elected Director is required to visit our corporate headquarters to attend a customized Board orientation program that includes information on our corporate governance policies and briefings by each of our senior operational and functional leaders on the Company's business and practices. We are also committed to the ongoing education of our Directors, and from time to time, conduct presentations to the Board of Directors regarding corporate governance processes and practices, our business and our industry by external experts in the respective field. Additionally, we encourage each of our independent Directors to annually attend at least one board education course offered by either academic institutions or professional service organizations at the Company's expense.

Determination of Independence

Under NYSE rules, a Director of the Company only qualifies as “independent” if the Board of Directors affirmatively determines that the Director has no material relationship with the Company (either directly or as a partner, stockholder or officer of an organization that has a relationship with the Company). Included in the NYSE rules are bright-line standards for independence. The effect of the NYSE rules is to create a two-step process for determining independence. First, a Director must satisfy the bright-line standards for independence established by the NYSE. Second, the Board must affirmatively determine that the Director has no material relationship with the Company.

As set forth in our Corporate Governance Guidelines, the Board has established guidelines to assist it in determining whether a Director has a material relationship with the Company. Under these guidelines, a Director is not considered to have a material relationship with the Company solely on the grounds that he or she:

•

is an executive officer or employee, or has an immediate family member who is an executive officer, of a company that makes payments to, or receives payments from, American Tower for property or services, unless the amount of such payments or receipts, in any of the three fiscal years preceding the determination, exceeded the greater of $1 million or two percent (2%) of such other company’s consolidated gross revenues; or

•

is an executive officer of another company which is indebted to American Tower, or to which American Tower is indebted, unless the total amount of either company’s indebtedness to the other is more than five percent (5%) of the total consolidated assets of the company for which he or she serves as an executive officer; or

•

is a director of another company that does business with American Tower, provided that he or she owns less than five percent (5%) of the outstanding capital stock of the other company and recuses himself or herself from any deliberations of American Tower with respect to such other company; or

•

serves as an executive officer of any tax-exempt organization, unless American Tower’s charitable contributions to the organization, in any of the three fiscal years preceding the determination, exceeded the greater of $1 million or 2% of such charitable organization’s consolidated gross revenues.

In addition, ownership of a significant amount of the Company’s stock, by itself, does not constitute a material relationship.

For relationships not covered by the guidelines set forth above, the determination of whether a material relationship exists is made by the other members of the Board who are independent (as defined above).

Based on their compliance with the guidelines established by the Board, the Board has determined that each of our non-management Directors has no material relationship with the Company and is “independent” under Section 303A.02(b) of the NYSE listing standards. In making its assessment, the Board determined that each of Messrs. Dykes and Lara and Messes. Reed and Reeve had no relationship with the Company, other than being a Director and/or stockholder. With respect to Messrs. Dolan, Sharbutt and Thompson and Ms. Katz, the Board determined that only immaterial relationships existed with the Company. Specifically, the Board considered that Messrs. Dolan, Sharbutt and Thompson and Ms. Katz currently serve as directors of companies that do business with American Tower, as follows: Mr. Dolan and Ms. Katz serve as directors of NII Holdings, Inc., Mr. Sharbutt serves as a director of Flat Wireless, LLC, and Mr. Thompson serves as a director of USA Mobility, Inc. In each case, the Board determined that such service was in accordance with the NYSE listing standards and our Corporate Governance Guidelines, in that none of these Directors beneficially own five percent or more of the outstanding capital stock of such companies and each recuses himself or herself from deliberations of the Board with respect to such companies.

Director Candidates

The Nominating and Corporate Governance Committee works with the Board of Directors on an annual basis to determine the appropriate characteristics, skills and experience of the Board as a whole and its individual members. The process followed by the Committee to identify and evaluate Director candidates includes requests to Board members and others for recommendations, meetings from time to time to evaluate biographical information and background material relating to potential candidates and interviews of selected candidates by members of the Committee and the Board of Directors. In considering whether to recommend any particular candidate for inclusion in the Board’s slate of recommended Director nominees, the Committee will apply the criteria set forth in our Corporate Governance Guidelines. These criteria include a candidate’s general understanding of marketing, finance and other elements relevant to the success of a large publicly traded company in today’s business environment, understanding of our business, and educational and professional background. The Committee evaluates each individual in the context of the Board as a whole, with the objective of recommending a group that can best perpetuate the success of the business and represent stockholder interests through the exercise of sound judgment using its diversity of experience in these various areas. The Committee will also consider whether a candidate has agreed to tender an irrevocable advance resignation in accordance with the Company’s Corporate Governance Guidelines. In determining whether to recommend a Director for re-election, the Committee also considers the Director’s past attendance at meetings and participation in and contributions to the activities of the Board.

Stockholders may recommend individuals to the Nominating and Corporate Governance Committee for consideration as potential Director candidates by submitting their names, together with appropriate biographical information and background materials to Raymond P. Dolan, Chairperson of the Nominating and Corporate Governance Committee, c/o General Counsel, American Tower Corporation, 116 Huntington Avenue, Boston, Massachusetts 02116. Assuming that appropriate biographical and background material is provided for candidates recommended by stockholders, the Nominating and Corporate Governance Committee will evaluate those candidates by following substantially the same process, and applying substantially the same criteria, as for candidates submitted by Board members. Stockholders proposing Director nominations must comply with the advance notice and related provisions set forth in our By-Laws.

Communications from Stockholders and Other Interested Parties

The Board will give appropriate attention to written communications submitted by stockholders and other interested parties, and will respond if and as appropriate. The Board has designated the Nominating and Corporate Governance Committee, which consists solely of independent Directors, to handle communications from stockholders and other interested parties. Stockholders and other interested parties who wish to send communications on any topic to the Board and its non-management Directors should address such communications to Raymond P. Dolan, Chairperson of the Nominating and Corporate Governance Committee, c/o General Counsel, American Tower Corporation, 116 Huntington Avenue, Boston, Massachusetts 02116. Stockholders proposing Director nominations or any other business for consideration at a meeting of stockholders must comply with the advance notice and related provisions set forth in our By-Laws.

Absent unusual circumstances or as otherwise contemplated by committee charters, the Chairperson of the Nominating and Corporate Governance Committee will, with the assistance of our General Counsel, (1) be primarily responsible for monitoring communications from stockholders and (2) provide copies or summaries of such communications to the other Directors as he or she considers appropriate. Communications will be forwarded to all Directors if they relate to substantive matters and include suggestions or comments that the Chairperson of the Nominating and Corporate Governance Committee considers to be important for the Directors to know. In general, communications relating to corporate governance and long-term corporate strategy are more likely to be forwarded than communications relating to ordinary business affairs or matters that are personal or that are otherwise not relevant to the Company, including mass mailings and repetitive or duplicative communications.

Approval of Related Party Transactions

Our Corporate Governance Guidelines include a policy for the review and approval of all transactions involving the Company and related parties. Under the policy, related parties mean our executive officers and

Directors and stockholders owning in excess of five percent of our Common Stock, as well as any such person’s immediate family members. The policy also covers entities that are owned or controlled by persons that are related parties, or an entity in which a related party has a substantial ownership interest or control of such entity. The policy covers any transaction that is not available to employees or Directors generally, or any transaction exceeding $120,000 in which the related party has a direct or indirect material interest.

The policy provides that all related party transactions are to be reviewed and approved by the Nominating and Corporate Governance Committee. Under the policy, management shall recommend to the Nominating and Corporate Governance Committee any related party transaction to be entered into by the Company, including the proposed aggregate value of such transaction. After review, the Nominating and Corporate Governance Committee shall approve or disapprove such transaction and management shall continue to update the Nominating and Corporate Governance Committee as to any material change to that proposed transaction. In the event a related party transaction is entered into by management prior to approval by the Nominating and Corporate Governance Committee, such transaction shall be subject to ratification by the Nominating and Corporate Governance Committee. If ratification shall not be forthcoming, management shall make all reasonable efforts to cancel or annul such transaction.

Board of Directors Meetings and Committees

During the fiscal year ended December 31, 2008, our Board held four regular meetings in person and eight special meetings in person or by telephone. Each of the current Directors attended at least 75% of the aggregate number of meetings of our Board and the committees on which that Director served during the period that the Director was in office. Each of the nine Directors standing for re-election at the Annual Meeting were serving as Directors as of our 2008 Annual Meeting of Stockholders. All of these nine Directors attended the 2008 Annual Meeting of Stockholders in person. We encourage, but do not require, Directors to attend our annual meeting of stockholders.

Ms. Reeve was appointed Lead Director in May 2004, and she continues to serve the Board in this role. The Lead Director assists the Chairman in communicating with, and assigning tasks to, the other Board members. In addition, the Lead Director serves as chairperson of the Board’s executive sessions of non-management Directors, as defined under the rules of the NYSE. Executive sessions of non-management Directors are held at least four times a year, and any non-management Director can request that an additional executive session be scheduled.

The Board currently has three standing committees: the Audit Committee, the Compensation Committee, and the Nominating and Corporate Governance Committee. Each of these committees has a charter that has been approved by the Board. All of the current members of each of the Board’s three standing committees are independent as defined under the rules of the NYSE, including, in the case of all members of the Audit Committee, the additional independence requirements of Rule 10A-3 under the Securities Exchange Act of 1934 (Exchange Act).

The current membership of each standing committee, the number of meetings held by each standing committee during the year ended December 31, 2008, and other descriptive information is summarized below.

Director	Audit Committee	Compensation Committee	Nominating and Corporate Governance Committee
Raymond P. Dolan	–	X	Chair
Ronald M. Dykes	X	–	–
Carolyn F. Katz	Chair	X	–
Gustavo Lara Cantu	–	–	X
JoAnn A. Reed	X	–	–
Pamela D.A. Reeve (1)	–	Chair	–
David E. Sharbutt	–	–	X
James D. Taiclet, Jr. (2)	–	–	–
Samme L. Thompson	–	X	–

Total meetings in 2008	10	6	4

(1)	Ms. Reeve is the Lead Director of the Board.
(2)	Mr. Taiclet is the Chairman of the Board, President and Chief Executive Officer and currently the sole employee Director.

Audit Committee. Our Audit Committee consists of Ms. Katz (Chairperson), Mr. Dykes and Ms. Reed. Each of Ms. Katz, Mr. Dykes and Ms. Reed was determined to be an audit committee financial expert under the rules of the SEC and to have the accounting and/or related financial management expertise required under the rules of the NYSE. In addition, our Board of Directors has determined that each member of the Audit Committee is financially literate. None of the members serve on the audit committees of more than two other public companies.

During the year ended December 31, 2008, the Audit Committee held ten meetings. The meetings were designed to facilitate and encourage communications between members of the Audit Committee, our internal auditors, and our independent registered public accounting firm, Deloitte & Touche LLP. Our Audit Committee oversees management’s conduct of our financial reporting processes and meets privately, outside the presence of management, with our independent registered public accounting firm to discuss our internal accounting controls and policies and procedures. This includes the selection and evaluation of our independent registered public accounting firm, the oversight of our systems of internal accounting and financial controls, the review of the annual independent audit of our financial statements, the review of our financial disclosures, the review of our Code of Conduct, the establishment of “whistle-blowing” procedures, and the oversight of other compliance matters.

Compensation Committee. Our Compensation Committee consists of Ms. Reeve (Chairperson), Mr. Dolan, Ms. Katz and Mr. Thompson. During the year ended December 31, 2008, the Compensation Committee held six meetings. The primary responsibilities of the Compensation Committee are to assist the Board in establishing compensation policies for the Board and our executive officers, including approval of any employment agreements or arrangements with executive officers. The Compensation Committee also reviews and approves individual and overall corporate goals and objectives relative to executive compensation, evaluates executive performance in light of those goals and objectives, and determines executive compensation levels based on this evaluation, including as it relates to our President and Chief Executive Officer. This Committee also is responsible for administering our equity incentive plans and approving any proposed amendments or modifications thereto, as well as reviewing and approving Committee reports for inclusion in appropriate regulatory filings. For more information on the role of the Compensation Committee and our processes and procedures for the consideration and determination of executive compensation, see our Compensation Discussion and Analysis included in this Proxy Statement.

Nominating and Corporate Governance Committee. Our Nominating and Corporate Governance Committee consists of Mr. Dolan (Chairperson), Mr. Lara and Mr. Sharbutt. During the year ended December 31, 2008, the Nominating and Corporate Governance Committee held four meetings. This Committee assists the Board by establishing performance criteria for the annual evaluation of the Board and its committees and overseeing the annual self-evaluation by Board members. This Committee also assists in identifying and recommending qualified individuals to serve on the Board and its committees. In addition, this Committee assists the Board in developing and making recommendations with respect to our Corporate Governance Guidelines (including the appropriate size, composition and responsibilities of the Board and its committees), approves or ratifies all related party transactions, and generally advises the Board with respect to Board committee charters, composition and protocol.

In addition to these three standing committees, in May 2006, the Board established a special committee of independent Directors to conduct a review of our historical stock option granting practices and related accounting (Special Committee) and a special committee of independent Directors to review all litigation claims made against certain of our current and former officers and Directors in connection with our historical stock option granting practices and related accounting (Special Litigation Committee). The members of the Special Committee are Messrs. Sharbutt and Thompson and the members of the Special Litigation Committee are Ms. Katz and Mr. Thompson.

Majority Vote Standard for Director Elections

In February 2009, the Board approved amendments to our By-Laws, which among other things, implemented a majority vote standard in uncontested Director elections in place of a plurality vote standard. The majority vote standard provides that to be elected in an uncontested election, a Director nominee must receive a majority of the votes cast such that the number of votes cast “for” a Director nominee must exceed the number of votes cast “against” that Director nominee. In the event of a contested election of Directors, where the number of nominees for Director is greater than the number of Directors to be elected, a plurality vote standard will be applied.

In addition to amending our By-Laws, the Board also amended our Corporate Governance Guidelines in February 2009 to provide for the resignation of Directors who fail to receive a majority of the votes cast in uncontested elections of Directors. Under our By-Laws and Corporate Governance Guidelines, each Director nominee is required to submit an irrevocable advance resignation that will be effective if the stockholders do not re-elect the Director and the Board accepts the resignation. In that situation, within 90 days from the date that the election results were certified, the Nominating and Corporate Governance Committee would make a recommendation to the Board about whether to accept or reject the resignation. The Board would then take action and promptly disclose its decision and the rationale behind it in a filing with SEC.

The Board also approved an amendment to the By-Laws that established advance notice and specific information requirements for any stockholder proposing to nominate a Director for election to the Board, including disclosure of hedging, derivative interests and other material interests of that stockholder and the Director nominee. In addition, each Director nominee proposed by a stockholder must deliver a statement that, promptly following the stockholder meeting at which such nominee is elected or re-elected, he or she agrees to tender the irrevocable advance resignation described above.

Audit Committee Report

The Audit Committee reviewed the Company’s audited financial statements for the fiscal year ended December 31, 2008 and discussed these financial statements with the Company’s management, including a discussion of the quality, not just the acceptability, of the accounting principles, the reasonableness of significant judgments and the clarity of disclosures in the financial statements. Management is responsible for the Company’s financial reporting process, including its system of internal controls, and for the preparation of consolidated financial statements in accordance with generally accepted accounting principles. The Company’s independent registered public accounting firm, Deloitte & Touche LLP, is responsible for performing an independent audit of the Company’s financial statements in accordance with standards of the Public Company Accounting Oversight Board (United States) (PCAOB) and issuing a report on those financial statements and the effectiveness of the Company’s internal control over financial reporting. The Audit Committee’s responsibility is to monitor and review these processes. The Audit Committee also reviewed and discussed with Deloitte & Touche LLP the audited financial statements and the matters required by Statement on Auditing Standards No. 61, as amended (Communication with Audit Committees).

The Company’s independent registered public accounting firm also provided the Audit Committee with the written disclosures and the letter required by applicable requirements of the PCAOB regarding the independent public accounting firm’s communications with the Audit Committee concerning independence. The Audit Committee has discussed with the independent registered accounting firm its independence and has considered whether such firm’s provision of other, non-audit related services to the Company is compatible with maintaining such auditors’ independence.

Based on its discussions with management and the independent registered public accounting firm, and its review of information provided by management and the independent registered public accounting firm, the Audit Committee recommended to the Company’s Board of Directors that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2008.

By the Audit Committee of the Board of Directors of American Tower Corporation.

AUDIT COMMITTEE

Carolyn F. Katz, Chairperson

Ronald M. Dykes

JoAnn A. Reed

Independent Auditor Fees and Other Matters

The following table presents the aggregate fees billed for services rendered by Deloitte & Touche LLP for the fiscal years ended December 31, 2008 and 2007 (in thousands):

	2008	2007
Audit Fees	$2,786	$2,986
Audit Related Fees	812	1,246
Tax Fees	10	35

Total Fees	$3,608	$4,267

Audit Fees. These are fees related to professional services rendered in connection with the annual audit of our consolidated financial statements and internal control over financial reporting, the reviews of the consolidated financial statements performed in connection with each of our Quarterly Reports on Form 10-Q, consultations regarding accounting and financial reporting and statutory audits required by foreign jurisdictions.

Audit Related Fees. Audit related fees primarily include fees for certain audits of our subsidiaries that are not required for purposes of the audit of our consolidated financial statements or for statutory or regulatory requirements. In 2008, these fees primarily related to due diligence services performed in connection with strategic transactions and tax reviews related to our wholly owned subsidiary, Verestar, Inc. In 2007, these fees primarily related to the agreed upon procedures completed in conjunction with the offering of our Commercial Mortgage Pass-Through Certificates in our securitization transaction, and the related subsidiary audit. The remaining fees related to professional services provided in connection with audits of our employee benefit plans.

Tax Fees. These fees include fees for consulting services related to tax planning, advice and assistance with international and other tax matters of $10,000 and $35,000 for the years ended December 31, 2008 and 2007, respectively.

Audit Committee Pre-approval Policy and Procedures. The Audit Committee has adopted policies and procedures relating to the approval of all audit and non-audit services that are to be performed by our independent auditor. This policy provides that we will not engage our independent auditor to render audit or non-audit services unless the service is specifically approved in advance by the Audit Committee or the engagement is entered into pursuant to one of the pre-approval procedures described below.

From time to time, the Audit Committee may pre-approve specified types of services that are expected to be provided to us by our independent registered public accounting firm during the next twelve months. Any such pre-approval is detailed as to the particular service or type of services to be provided. The Audit Committee may also delegate to any member of the Audit Committee the authority to approve any audit or non-audit services to be provided by our independent registered public accounting firm. Any approval of services by a member of the Audit Committee pursuant to this delegated authority is reported on at the next meeting of the Audit Committee.

The Audit Committee approved all of the services described above in accordance with its pre-approval policies and procedures.

COMPENSATION AND OTHER INFORMATION CONCERNING DIRECTORS AND OFFICERS

Compensation Discussion and Analysis

The following compensation discussion and analysis summarizes our philosophy and objectives regarding the compensation of our named executive officers, including how we determine the elements and amounts of executive compensation. This discussion and analysis should be read in conjunction with our tabular disclosures regarding the compensation of our named executive officers in the year ended December 31, 2008 and the report of the Compensation Committee of our Board of Directors, which can be found on page 36 of this Proxy Statement.

In accordance with SEC rules and regulations, our named executive officers for the year ended December 31, 2008 include our Chief Executive Officer, our Chief Financial Officer and the three other most highly compensated executive officers who were serving as executive officers on December 31, 2008. In addition, SEC rules require that we include any other person who served as our principal financial officer during the year ended December 31, 2008. Accordingly, our named executive officers for the year ended December 31, 2008 consist of the following six individuals:

•	James D. Taiclet, Jr., Chairman of the Board, President and Chief Executive Officer

•	Jean A. Bua, Chief Financial Officer and Treasurer (interim)

•	Steven J. Moskowitz, Executive Vice President and President, U.S. Tower Division

•	William H. Hess, Executive Vice President, International Operations and President, Latin America

•	Edmund DiSanto, Executive Vice President, Chief Administrative Officer and General Counsel

•	Bradley E. Singer, former Chief Financial Officer and Treasurer

For a complete list of our current executive officers, see Part III, Item 10 in our Annual Report on Form 10-K for the year ended December 31, 2008, filed with the SEC on February 26, 2009.

Compensation Philosophy

We believe that our named executive officers play a critical role in the operational and financial performance of our Company that creates long-term value for our stockholders. Accordingly, our executive compensation philosophy is to reward our executives for individual performance and for contributions to Company performance. In establishing executive compensation, we seek to create a balance that achieves our executive retention objectives, while rewarding our executives under a philosophy of pay-for-performance. We believe that we accomplish this by compensating our executives with a combination of base salary, performance bonus awards and long-term equity-based incentive compensation.

Compensation Objectives

We believe that the quality, commitment and performance of our executives are critical factors influencing the long-term value of the Company. Accordingly, our executive compensation objectives include:

•	retaining our executives and aligning their interests with stockholder interests;

•	rewarding our executives for individual performance that furthers the Company’s achievement of its business strategies; and

•	rewarding our executives for contributions to Company performance, including achievements of both financial and non-financial objectives.

In addition, we use peer group and benchmarking analyses to assist us in determining whether our executive compensation is appropriate in light of our compensation objectives and philosophy.

Elements of Compensation

To achieve our compensation objectives, we believe that total executive compensation should be balanced among the following components:

•	annual base salary;

•	performance based bonus awards; and

•	long-term equity-based incentive compensation.

We do not provide extensive perquisites to our executive officers. In addition, our executives are offered the same defined contribution retirement plan, health care, insurance and other welfare and employee-benefit programs that we offer to all of our eligible employees.

Role of the Compensation Committee

The Compensation Committee (Committee) of our Board of Directors sets our executive compensation policies and determines the amounts and elements of compensation for our executive officers. As set forth in the Committee’s written charter, its responsibilities include establishing compensation policies for Directors and executive officers; approving employment agreements or arrangements with executive officers; administering our equity incentive plans and approving grants under our equity incentive plans; and making recommendations regarding any other incentive compensation or equity-based plans. The Committee may form and delegate authority to subcommittees as appropriate. A copy of the Committee charter is posted on the “Investors” section of our website, www.americantower.com. During 2008, our Committee consisted of Ms. Reeve (Chair), Ms. Katz, Mr. Dolan and Mr. Thompson, each of whom is an independent Director as determined by our Board of Directors, based upon the NYSE rules and our independence guidelines.

Role of the Compensation Consultant

In making its determinations with respect to executive compensation, the Committee has historically engaged the services of a compensation consultant. Since 2003, the Committee has used compensation consultants to provide input on trends in executive compensation, obtain an outside perspective on our executive compensation practices and assist with our peer group and benchmarking analyses. Compensation consultants are retained by the Committee, not by management, and report directly to the Committee. In the course of providing services to the Committee, however, compensation consultants routinely work with management in furtherance of the Committee’s objectives. In 2008, the Committee retained the services of Pearl Meyer & Partners (Pearl Meyer), to assist with the review of overall compensation for our executive officers and Directors, as well as the review of our Proxy Statement disclosure regarding executive compensation. As part of its review, Pearl Meyer assisted with our peer group and benchmarking analyses, which included an executive compensation competitive analysis, a financial performance analysis, and a dilution analysis. Pearl Meyer also provided advice regarding security arrangements and the use of RSUs as a component of our equity-based incentive compensation, including assistance with program design, implementation and administration. Other than the services that it provides to the Committee, Pearl Meyer does not otherwise provide services to the Company and receives no other compensation from the Company.

Compensation Determinations

In making determinations with respect to elements and amounts of executive compensation, the Committee generally considers evaluations of each executive’s achievements relative to the annual goals and objectives that were established in consultation with the Committee; performance reviews for each executive, including input from internal and external sources; the potential for future contributions by each executive to our long-term success; our peer group and benchmarking analyses; and other market data and trends.

Evaluation and Performance Review Process

Our executive compensation determinations are driven in large part by our comprehensive evaluation and performance review process. Under this process, at the end of each year, the Chief Executive Officer works with the Committee to develop and finalize his goals and objectives, as well as the goals and objectives for the Company, for the next year. The Chief Executive Officer in turn works with each of the other executive officers to establish their individual goals and objectives, which are then reviewed and approved by the Committee. Once the Committee approves these goals and objectives, they form the basis for the annual goals and objectives of our senior vice presidents, vice presidents, directors and managers. In this way, each individual’s goals and objectives contribute to the overall goals and objectives of our Chief Executive Officer and the Company. The goals and objectives for the Company typically relate to financial performance and operational achievements. Individual goals and objectives are generally grouped into categories relating to investors and customers, management and employees, strategy and operations. Each executive officer’s individual goals and objectives vary according to the roles and responsibilities of the executive, but are intended to complement the goals and objectives of the other members of our executive team.

Our review process is designed to measure each executive’s performance against his or her goals for that year, and includes a mid-year and full-year evaluation. For executive officers other than the Chief Executive Officer, this review process is conducted by our Chief Executive Officer, in consultation with the Chairperson of the Committee. In considering executive performance, input is compiled from internal sources familiar with the executive officer’s performance and achievements, as well as external sources, such as customers and other business associates. Following the mid-year review process, the Chief Executive Officer reports to the Committee on the progress achieved relative to his and each other executive officer’s goals and objectives as measured through the first half of the calendar year. As part of the year-end evaluation process, the Chief Executive Officer prepares written evaluations for each executive officer, which are then presented to the Committee for discussion. Based on these evaluations and performance reviews, the Chief Executive Officer recommends compensation packages for each executive officer, as well as the recommended framework for our overall compensation plan for the following year for senior vice presidents, vice presidents, directors and managers. These evaluations and performance reviews are an essential part of the process by which the Committee determines executive compensation, and are a significant factor in the Committee’s determinations with respect to performance bonuses. In the case of our Chief Executive Officer, he provides the Chairperson of the Committee with a report on his performance as compared to his established goals and objectives. The Chairperson of the Committee then prepares a written evaluation of the Chief Executive Officer that includes extensive input from individuals familiar with the performance and achievements of the Chief Executive Officer, including interviews with other Directors and the direct reports to the Chief Executive Officer. The Chairperson of the Committee makes a recommendation to the Committee based on the evaluation and performance reviews of the Chief Executive Officer, which is then subject to review by the Committee.

After reviewing the executives’ performance against goals and objectives for the year and considering the other factors discussed above, the Committee then typically makes its final determinations with respect to compensation in February or March. Bonuses, if any, are generally paid out to our executive officers and other eligible employees in February or March of each year. In addition, if the Committee determines to grant equity-based awards pursuant to our annual all-employee grant, any such grants, including grants to executives, will generally take place in March of each year, as described below under “—Equity-Based Awards.”

Peer Group and Benchmarking Analyses

In establishing total compensation for our executives, including appropriate measures for performance bonus awards, the Committee reviews compensation for executives in comparable positions and/or with comparable responsibilities at a peer group of other companies and a competitive market analysis based on survey data. In 2008, Pearl Meyer assisted the Committee in selecting the peer group and preparing the peer group and market analyses.

For 2008, the Committee considered a peer group consisting of companies in the wireless communications site leasing industry and companies with comparable revenues and market capitalizations, as well as executive labor market and product competitors and firms with similar business models. Accordingly, our peer group includes other tower companies, real estate investment trusts and companies in wireless telecommunications and related industries. For 2008, the peer group included the following companies:

• AvalonBay Communities, Inc.	• Boston Properties, Inc.	• Camden Property Trust

• Citizens Communications Company	• Crown Castle International Corp.	• Equity Residential

• Juniper Networks, Inc.	• Network Appliance, Inc.	• NII Holdings, Inc.

• Public Storage, Inc.	• Time Warner Telecom Inc.	• Vornado Realty Trust

The peer group may change from year to year, depending on changes in the marketplace and the business focus of the Company. Our peer group for 2008 was identical to the peer group considered for 2007, except that in 2008, we eliminated Archstone-Smith Trust from the peer group (as a result of that company having been acquired, following which it ceased to be a publicly traded company), and we included in its place Camden Property Trust, a real estate investment trust in the United States that develops, manages and rents apartment units.

Pearl Meyer’s analysis involved a comparison of our executive compensation with that of our peer group companies and other survey data, including with respect to total compensation for each of our executive officers against that of executives in comparable positions and/or with comparable roles at other companies, as well as an analysis of each component of compensation. In conducting its review, Pearl Meyer prepared an executive compensation competitive analysis, a financial performance analysis and a dilution analysis. The specific components of total compensation reviewed by Pearl Meyer included base salaries, total cash payments (salary plus bonus) and long-term incentives. For purposes of valuing our long-term incentive compensation, Pearl Meyer determined the value of our equity-based awards to our executives in 2008 using a Black-Scholes option value calculation.

In considering the peer group and benchmarking analyses, the Committee’s overall philosophy is to initially target total compensation for our executives at the median, and increase target compensation as our executives demonstrate their performance over time. While the Committee generally uses this approach when determining compensation packages for newly promoted or hired executives, market conditions, experience levels, special capabilities and location of employment can have a significant impact on the type of compensation package necessary to recruit and retain senior executives. For 2008, the Committee targeted total compensation for our current executive officers at the seventy-fifth percentile (assuming bonus targets are met). We expect above-average performance from our executive officers, and assuming they continue to perform at high levels, the Committee believes that their compensation should be set accordingly.

Based on the evaluation and performance review process and the peer group and benchmarking analyses, the Committee will consider the amounts and elements of compensation for our executive officers, both for the past fiscal year in determining bonus and equity-based incentives and for the upcoming fiscal year in setting base salaries and bonus targets. For all executive officers other than our Chief Executive Officer, the Committee will consider the recommendations from the Chief Executive Officer with respect to compensation for our executives, and subject to the Committee’s review and any adjustments to such recommendations, make its determinations with respect to executive compensation. With respect to compensation of our Chief Executive Officer, the Chairperson of the Committee will make a recommendation based on the input received and evaluations and performance reviews of our Chief Executive Officer, and the full Committee will review and make any adjustments to such recommendation.

Elements of Compensation

For 2008, our compensation arrangements with our named executive officers consisted of a combination of annual base salary, performance bonus awards, and long-term incentive compensation in the form of stock options and RSUs. In determining allocations among these three forms of compensation, we generally set base salary at a level to accomplish our management retention goals, set bonus targets to reward for operating results, and award long-term incentive compensation to focus management on creating long-term stockholder value.

Annual Base Salary

We believe that establishing an appropriate level of annual base salary is an important element in retaining and motivating our named executive officers. In determining base salaries for our named executive officers, the Committee considers the responsibilities of each position and the skills and experience required for each job, as well as the other factors outlined above under “—Compensation Determinations.” The Committee’s determinations are influenced heavily by the evaluations and performance reviews for each named executive officer and the recommendations presented to the Committee by our Chief Executive Officer, as discussed above. In addition, the Committee reviews the peer group and benchmarking analyses, and finally, reviews total compensation for reasonableness under the overall circumstances prior to making any final determinations.

The following table sets forth the base salaries of our named executive officers for the years ended December 31, 2007 and 2008.

Name	2007 Base Salary	2008 Base Salary	Percent Change
James D. Taiclet, Jr.	$835,000	$876,750	5.0%
Jean A. Bua (1)	$250,000	$300,000	20.0%
Steven J. Moskowitz	$475,000	$530,000	11.6%
William H. Hess	$400,000	$450,000	12.5%
Edmund DiSanto	$350,000	$380,000	8.6%
Bradley E. Singer (2)	$600,000	$630,000	5.0%

(1)	Ms. Bua was appointed our Chief Financial Officer on an interim basis on June 30, 2008 upon Mr. Singer’s departure. Prior to such time, Ms. Bua was not a named executive officer. Base salary for 2008 reflects Ms. Bua’s annualized salary, effective as of June 30, 2008.

(2)	Mr. Singer left the Company in June 2008. Base salary for 2008 reflects Mr. Singer’s annualized salary.

In setting base salaries for our named executive officers, the Committee weighs heavily the fact that we have a small senior management team relative to the size of our Company, which we believe allows the Company to leverage the broader capabilities of the executive officers more effectively and fosters a team approach and greater collaboration among our executive officers. Given this team orientation, we generally limit the relative difference in base salaries among our executive officers. As a result, the annual base salaries for our named executive officers can vary significantly from those of named executive officers in comparable positions at other companies. Based on the peer group and benchmarking analyses, the annual base salary in 2008 for Mr. Hess was above the seventy-fifth percentile, the annual base salaries of Messrs. Taiclet and Moskowitz were at the sixty-fifth percentile, and the annual base salary for Mr. DiSanto was at the fiftieth percentile.

As discussed below under “Determination of Named Executive Officers for 2008”, Mr. Singer left the Company in June 2008, following which Ms. Bua was appointed our Chief Financial Officer on an interim basis. Based on his 2008 base salary, Mr. Singer would have been above the seventy-fifth percentile as compared to other chief financial officers in the peer group and benchmarking analyses. In connection with the appointment of Ms. Bua, the Committee increased Ms. Bua’s salary to $300,000 per year. On an annualized basis, Ms. Bua’s base salary would have been below the twenty-fifth percentile.

In assessing the appropriateness of its base salary determinations for 2008, the Committee also considered that our management structure differs from that of the peer group companies, and that the roles our named executive officers play in our organization may not match exactly with executives in comparable positions in the companies included in the peer group and benchmarking analyses. For example, no other companies included in the analyses have a named executive officer serving in the position of Executive Vice President, Chief Administrative Officer and General Counsel. Accordingly, when conducting a benchmarking analysis for this position, the Committee can only assess similar positions at other companies, which is factored into its assessment of the appropriateness of base salary relative to the companies included in the peer group and benchmarking analyses.

For 2008, the Committee determined to increase the base salaries of our named executive officers, as summarized in the table above. In making its determination, the Committee considered overall economic conditions, including the Company’s financial performance for the year ended December 31, 2007 and the fact that the Company exceeded its performance goals for the year. The Committee also recognized that it did not increase base salaries for our named executive officers in 2007, and that the changes within our management team in 2007 resulted in changing roles and responsibilities of our named executive officers, for which it determined that increases in base salaries were appropriate. In determining the amount of the increases, the Committee also considered internal equity among our management team, as well as in the context of the entire Company, including the fact that the Company was awarding merit raises to increase salaries for its non-executive employees based on individual performance and contributions to Company performance in 2007. Based on these factors, the Committee determined to award Messrs. Taiclet and Singer merit raises of 5%.

In determining to award higher raises to each of Ms. Bua and Messrs. Moskowitz, Hess and DiSanto for 2008, the Committee also considered the following:

•

With respect to Ms. Bua, the Committee noted that Ms. Bua did not receive an increase in base salary when she assumed the role of Executive Vice President, Finance and Corporate Controller in February 2007. The Committee recognized that Ms. Bua had been assuming greater responsibilities in the Company’s finance organization and determined to increase Ms. Bua’s 2008 base salary by 10% to $275,000. In June 2008, when Ms. Bua assumed the role of Chief Financial Officer on an interim basis, the Committee approved an additional 10% increase in Ms. Bua’s base salary, as well as a special bonus (see below under “—Performance Bonus Awards”), in recognition of the additional responsibilities associated with serving in that capacity.

•

With respect to Mr. Moskowitz, the Committee considered that, based on the peer group and benchmarking analyses, Mr. Moskowitz’s 2007 base salary was at the forty-fifth percentile. The Committee determined to increase his base salary by 11.6%, which resulted in a 2008 base salary at the sixty-fifth percentile. In making its determination, the Committee recognized the significance of the U.S. Tower Division to our overall operations, including that the U.S. Tower Division represents approximately 75% of our employee base and is responsible for over 80% of our total revenues.

•

With respect to Mr. Hess, the Committee noted that Mr. Hess did not receive an increase in base salary when he assumed the role of Executive Vice President, International Operations and President, Latin America in February 2007. The Committee determined to increase his base salary by 12.5%, which resulted in a 2008 base salary above the seventy-fifth percentile. The Committee noted that, as the leader of a principal business unit, Mr. Hess had taken on additional responsibilities that have a direct impact on our overall performance and that his efforts were expected to drive future growth and expansion of our international business.

•

With respect to Mr. DiSanto, the Committee noted that Mr. DiSanto, who joined the Company in April 2007, had taken on leadership responsibilities related to our legal, human resources and administrative functions. The Committee also acknowledged his significant efforts to support our business development and growth and expansion efforts. The Committee determined to increase his base salary by 8.6%, which resulted in a 2008 base salary at the fiftieth percentile.

In 2008, Mr. Taiclet received a merit raise of 5%, which resulted in a 2008 base salary at the sixty-fifth percentile relative to that of chief executive officers of other companies included in the peer group and benchmarking analyses. Based on the desire of the Committee, as well as Mr. Taiclet, to limit the relative difference in salaries among our executive officers, we have not recommended an increase that would place Mr. Taiclet in the seventy-fifth percentile for base salary. As set forth below, the Committee did grant Mr. Taiclet a larger stock option and RSU award in 2008 relative to our other named executive officers, which also had the effect of increasing his total compensation relative to chief executive officers of other companies included in the peer group and benchmarking analyses.

Performance Bonus Awards

We believe that annual cash bonus awards are an effective tool in motivating our executives by rewarding them for individual performance and for contributions to Company performance. In determining performance bonus awards for our executive officers, the Committee considers the achievements of each executive officer relative to his or her individual goals and objectives for the year, as well as the Company’s achievement of its goals and objectives for the year. For 2008, the achievement of Company goals and objectives represented 30%-50% of the performance bonus targets for our executives, while the achievement of individual goals and objectives represented the balance of executive bonus targets.

Generally, if we meet our performance goals for the year and the executive meets his or her performance goals for the year, the executive would be eligible to receive a performance bonus equal to such executive’s bonus target. In 2007, the bonus targets for all of our named executive officers was 60% of base salary. For 2008, we increased the bonus target to 75% of base salary for our Chief Executive Officer, and we kept the bonus target at 60% of base salary for our other executive officers. Based on a bonus target of 75%, the performance bonus component of cash compensation to our Chief Executive Officer represented approximately 43% of total annual cash payments (assuming the bonus target is met). Based on a bonus target of 60% of base salary, the performance bonus component of cash compensation to our other named executive officers represented approximately 38% of total annual cash payments (assuming bonus targets are met).

If we exceed our Company goals and/or the executive exceeds his or her individual goals, the annual performance bonus could be subject to increase at the discretion of the Committee. Likewise, if we did not meet our goals and/or the executive did not meet his or her goals, the annual performance bonus would be subject to decrease, or elimination, at the discretion of the Committee. In a typical year, the Committee does not award performance bonuses that are below 75% of the bonus target or above 150% of the bonus target. Accordingly, based on a performance bonus target for 2008 of 75% of base salary, the 2008 performance bonus for our Chief Executive Officer would generally range between 56% and 113% of base salary, and based on a performance bonus target for 2008 of 60% of base salary, the 2008 performance bonuses for our other named executive officers would generally range between 45% and 90% of base salary. While the Committee generally adheres to these guidelines, the Committee may award bonuses in excess of 150% or below 75% of the bonus target in cases where the Committee believes that Company and/or individual performance fall significantly above or below target.

In determining to increase the bonus target for our Chief Executive Officer, the Committee considered that it had limited Mr. Taiclet’s 2008 base salary increase to 5%, which was the lowest of our named executive officers. The Committee believed that Mr. Taiclet’s performance warranted an increase in base salary for 2008, but determined to limit the amount of the salary increase, in part to limit the relative difference in base salaries among our executive officers. While the Committee desired to limit the difference in base salaries, it sought to create a distinction between our Chief Executive Officer and our other executives related to performance bonuses. Accordingly, the Committee determined to increase Mr. Taiclet’s bonus target, which would result in additional cash compensation, assuming performance bonus targets are met. In this way, the Committee sought to award greater cash compensation to Mr. Taiclet, but to make it at-risk, subject to achieving his goals and objectives and the Company’s goals and objectives for 2008.

The Company’s goals and objectives typically relate to financial performance. For purposes of the annual performance bonus for 2008, we established Company performance goals related to rental and management segment revenue, Adjusted EBITDA and recurring Free Cash Flow per share. These goals are used to measure management’s ability to grow our business, increase cash generation and control costs and were also the goals on which bonuses for 2007 were based. We base bonuses for all of our executives on these goals, as we believe that making Company financial performance a shared objective for our executives will encourage alignment and teamwork among our executives. We also believe that these measures of financial performance are among the most important for our investors, which provides alignment between our executives and our investor base.

For 2008, the Committee measured Company financial performance based on the achievement of the following goals as of December 31, 2008 (in millions, except per share amounts):

	Goal	Actual	Achievement
Rental and management segment revenue	$1,529	$1,547	Exceeded
Adjusted EBITDA (1)	$1,076	$1,092	Exceeded
Recurring Free Cash Flow per share (2)	$1.81	$1.85	Exceeded

(1)	We define Adjusted EBITDA as operating income before depreciation, amortization and accretion, impairments and net loss on sale of long-lived assets, and stock-based compensation expense, plus interest income, TV Azteca, net.

(2)	We define recurring Free Cash Flow per share as cash provided by operating activities less capital improvements and corporate capital expenditures, divided by the number of shares outstanding.

When we set Company goals for rental and management segment revenue and Adjusted EBITDA, we typically set them at or near the mid-point of the full year outlook that we provide to our investors. On February 25, 2008, we issued a press release reporting our fourth quarter and full year results for 2007 that included our 2008 full-year outlook for rental and management segment revenue. In this press release, which we furnished to the SEC on Form 8-K, we indicated anticipated rental and management segment revenue for 2008 of between $1.520 billion and $1.540 billion. On May 2, 2008, we issued a press release reporting our results for the first quarter of 2008 that included our full-year outlook for Adjusted EBITDA. In this press release, which we furnished to the SEC on Form 8-K, we indicated anticipated Adjusted EBITDA for 2008 of between $1.072 billion and $1.091 billion. As set forth in the table above, based on our 2008 financial results, we determined that we exceeded our goals related to rental and management segment revenue and Adjusted EBITDA.

We set Company goals for recurring Free Cash Flow per share based on our publicly disclosed outlook for Free Cash Flow, which is derived from our internal operating and capital expenditure budgets. In setting these goals, we seek to gauge our success at generating operating cash flow and controlling our non-discretionary capital expenditures. Accordingly, we define recurring Free Cash Flow as cash provided by operating activities less capital improvement and corporate capital expenditures. To determine recurring Free Cash Flow per share, we take this amount and divide it by the number of shares outstanding. In setting our goals for recurring Free Cash Flow per share, we make a number of assumptions regarding anticipated changes in the number of outstanding shares of our Common Stock during the year. These assumptions are affected significantly by the number of shares of Common Stock that we issue during the year, as well as the number of shares we repurchase under our stock repurchase programs. Accordingly, we adjust our assumptions during the year to address share issuances and repurchases that are different from our original estimates. In 2008, we exceeded our internal budget for cash provided by operating activities, and we kept our expenditures for capital improvements and corporate capital expenditures below our internal budgets. Based on the Company’s outperformance in generating recurring Free Cash Flow, and taking into consideration the number of shares outstanding at December 31, 2008, the Committee determined that we exceeded our recurring Free Cash Flow per share goal for 2008.

In order to provide our investors with our full-year financial outlook and establish financial performance goals, we must make a number of assumptions based on our internal budgets and business plans and our expectations for our Company, the wireless communications site leasing industry and our customers. In particular, we must make assumptions regarding foreign currency exchange rates. Our international operations contributed approximately 14% of our total revenues in 2008, and fluctuations in foreign currency exchange rates can affect our financial performance. We do not believe that our executives should be rewarded or penalized based on volatility in exchange rates, nor we do we think they should be considered when assessing management’s success in strengthening and growing our business. Accordingly, in assessing performance against our financial goals, we net out the impact of fluctuations in foreign currency exchange rates. While fluctuations in foreign currency exchange rates did not have a significant impact on our financial performance for 2008, the recent volatility in exchange rates could have a significant impact on results in the future. In addition, our business is subject to a number of risks and uncertainties that could affect our operations and our financial performance, including those set forth in our Annual Report on Form 10-K for the year ended December 31, 2008, as well as risks associated with market conditions generally. When we establish our Company performance goals for the year, our expectation is that our executive officers will deliver on our business plans and that, as a result, the Company will achieve these goals. However, there is no guaranty that the Company will meet its goals, and accordingly, there is no guaranty that our executives will receive a bonus based on Company performance.

In evaluating Company performance, the Committee also took into account our performance against the S&P 500 during 2008. The stock market was affected significantly by the economic downturn in 2008, and our stock price declined approximately 31% during the year, from $42.60 on December 31, 2007 to $29.32 on December 31, 2008. In contrast, the S&P 500 declined over 38% during the same period. In addition, the Committee considered the Pearl Meyer peer group and benchmarking analyses related to company performance, including the determination that we ranked first among the peer group companies in performance on a three-year basis and second in performance on a one-year basis, based on overall average performance in terms of revenue growth, EBITDA as a percentage of revenue and total stockholder return.

In determining individual performance, the Committee relies primarily on the evaluations and performance reviews for each executive officer. As discussed above, these reviews are conducted by our Chief Executive Officer and include input from internal and external sources familiar with the performance of the executive. The Committee’s final determination as to any executive officer’s performance for the year is based upon its assessment of the executive’s achievement of his or her goals and objectives and his or her potential to enhance long-term stockholder value, and is not based upon rigid guidelines or formulas or short-term changes in our stock price. In assessing the performance of each executive, the Committee considers achievements as they relate to each goal, and it approves bonuses based on the overall achievement by each executive. Accordingly, if an executive fails to achieve one goal, but overachieves on another goal, the executive would still generally be eligible for a bonus based on his or her individual performance. While there is no guaranty that each executive will achieve all of his or her goals, our executives generally have achieved or exceeded most of their goals during each of the past few years, with the result being that they typically have received the portion of the bonus based on individual performance.

The following table sets forth the target cash bonuses and actual bonuses for our named executive officers with respect to annual performance bonuses awarded for the years ended December 31, 2007 and 2008.

	2007		2008
Name	Target Cash Bonus Potential (% of Base Salary / $)	Actual Cash Bonus (% of Base Salary / $)	Target Cash Bonus Potential (% of Base Salary / $)	Actual Cash Bonus (% of Base Salary / $)	Percent Change
James D. Taiclet, Jr.	60% / $501,000	84% / $701,400	75% / $657,563	124% / $1,085,000	55%
Jean A. Bua (1)	60% / $150,000	60% / $150,000	60% / $180,000	80% / $239,400	60%
Steven J. Moskowitz (2)	60% / $285,000	81% / $384,750	60% / $318,000	81% / $429,300	12%
William H. Hess	60% / $240,000	75% / $300,000	60% / $270,000	99% / $445,500	49%
Edmund DiSanto	60% / $210,000	84% / $294,000	60% / $228,000	92% / $348,840	19%
Bradley E. Singer (3)	60% / $360,000	78% / $468,000	60% / $378,000	n/a	n/a

(1)	In addition to the annual performance bonus award, Ms. Bua received a bonus of $60,000 in connection with her appointment on June 30, 2008 as our Chief Financial Officer on an interim basis, as discussed below.

(2)	In addition to the annual performance bonus award, Mr. Moskowitz received a special bonus of $60,000, as discussed below.

(3)	Mr. Singer left the Company in June 2008, and he did not receive any bonus payment for 2008.

The Committee determined that Messrs. Taiclet, Moskowitz, Hess and DiSanto and Ms. Bua exceeded their individual goals for 2008. The above bonus amounts for Messrs. Taiclet, Moskowitz, Hess and DiSanto and Ms. Bua are based on overachievement of individual goals and Company goals, and reflect 165%, 135%, 165%, 153% and 133%, respectively, achievement of their bonus targets. As Mr. Singer left the Company in June 2008, he did not receive any bonus payment for 2008. Among other things, the Committee considered the substantial achievements of our named executive officers in the following areas when considering their individual performance for 2008:

•

For Mr. Taiclet, the integration of key personnel to the Company, including senior executives; the effective management of the Company’s capital structure, financial leverage, and liquidity; the expansion of the Company’s asset base in Latin America and successful launch of operations in India; and the expansion of the Company’s product offerings in the U.S. related to outdoor distributed antenna system networks and shared generators for backup power.

•

For Ms. Bua, the recruitment of senior finance and tax personnel to the Company; effective communications with the Company’s lenders and credit ratings agencies; development of strategic planning with respect to tax matters; and the implementation of improved financial processes and systems, including accounting for income taxes.

•

For Mr. Moskowitz, continued improvements in the operational performance of our U.S. business with respect to lease processing cycle time and customer survey feedback scores; outperformance with respect to revenue growth in our U.S. business; and successful negotiations with the Company’s major domestic customers.

•

For Mr. Hess, outperformance with respect to revenue and operating profit growth in both Mexico and Brazil operations; recruitment and integration of key personnel in Mexico and Brazil; and significant expansion of the Company’s asset base in Brazil.

•

For Mr. DiSanto, effective management of the Company’s risk management and litigation management efforts; improvement of processes and systems within the Company’s Human Resources function; and extensive contributions with respect to the Company’s domestic and international expansion initiatives.

In addition to our annual performance bonus awards, from time to time we award our employees, including our executive officers, discretionary bonus awards. Discretionary bonuses to our executive officers generally relate to specific achievements or accomplishments that are separate from or above and beyond an executive’s goals and objectives for the year, and if awarded, are based on the recommendation of the Chief Executive Officer and subject to approval by the Committee. During 2008, we awarded a special bonus to Mr. Moskowitz for $60,000 in recognition of his significant achievements with respect to the implementation of new master lease agreements with certain of the Company’s wireless carrier customers. In addition, we awarded a special bonus to Ms. Bua for $60,000 in recognition of the additional responsibilities associated with her appointment as our interim Chief Financial Officer on June 30, 2008, following the departure of Mr. Singer. Ms. Bua’s special bonus provided for an initial payment of $30,000 on June 30, 2008, with the balance to be paid on or after December 31, 2008.

Long-Term Incentive Compensation

We believe that granting equity-based incentive awards to our executives serves to align executive compensation with long-term stockholder value. In 2008, we awarded our named executive officers equity-based awards comprised of stock options and RSUs that vest over time, so that our executive officers will have a continuing stake in the long-term success of the Company. In determining the amount of each equity-based incentive award, the Committee considers similar awards to individuals holding comparable positions and/or with comparable roles at the companies included in the peer group and benchmarking analyses, overall Company performance, individual performance relative to annual goals and objectives and anticipated level of future contribution by the executive officer. The equity-based awards for each of our executives are generally determined so as to result in total compensation to each of our executives at or above the seventy-fifth percentile as compared to the companies included in the peer group and benchmarking analyses.

We believe that our executive officers can create the largest impact on our Company by focusing on long-term goals. Accordingly, we historically have weighted our total executive compensation heavily towards equity-based incentive awards that vest over a four year period. We believe that equity-based awards that vest ratably over four years create an incentive for our executives to focus on long-term results and that annual vesting provides an appropriate intermediate value as results are attained. We also believe that four-year vesting contributes to employee retention. Given that we typically enter into long-term leases with our customers, we generate relatively predictable revenues. While our management can drive additional business, cost reduction efforts, process improvements and other short-term advancements, we believe that focusing our executive officers on long-term achievements will create the greatest stockholder value for the Company. Management decisions on mergers and acquisitions, long-term contracts with major customers, financial leverage, capital structure, growth opportunities, expansion into new markets and strategic alliances will have the largest impact on the Company. Decisions on these types of matters may have a negative short-term impact on our performance and/or stock price, but may result in long-term value. We believe that by granting our executives meaningful levels of equity-based awards, they will have a greater incentive to focus on long-term results. Therefore, our equity-based awards have tended to be above the seventy-fifth percentile, as compared to the companies included in the peer group and benchmarking analyses. Since the approval of our 2007 Equity Incentive Plan by our stockholders in May 2007, the Committee has determined to grant RSUs as a component of our equity-based incentive compensation (see below under “—Equity-Based Awards”).

In February 2008, in connection with annual performance reviews and the Company’s annual all-employee equity grant, the Committee approved grants of stock options and RSUs to each of our named executive officers based on their performance for the year ended December 31, 2007 and expected future contributions to the Company. The following table sets forth the stock options and RSUs granted to our named executive officers in the years ended December 31, 2007 and 2008.

	2007	2008		Percent Change (1)
Name	Options	Options	RSUs
James D. Taiclet, Jr.	350,000	162,500	46,430	-7.1%
Jean A. Bua	100,000	37,500	10,710	-25.0%
Steven J. Moskowitz	200,000	112,500	32,140	12.5%
William H. Hess	175,000	87,500	25,000	0%
Edmund DiSanto	200,000	87,500	25,000	-12.5%
Bradley E. Singer	250,000	112,500	32,140	-10.0%

(1)	For purposes of showing percent change, we converted RSUs awarded in 2008 into an equivalent number of stock options based on a conversion ratio of stock options to RSUs of 3.5:1, as discussed below.

Each of the option grants vests 25% annually over four years, commencing one year from the date of grant, and has a term of ten years. Each of the grants of RSUs vests 25% annually over four years, commencing one year from the date of grant. All of the stock options and RSUs awarded as part of our annual all-employee grant, including the above awards to our executive officers, were granted on March 17, 2008. The stock options granted as part of the all-employee grant have an exercise price of $37.70, which was the closing price of our Common Stock on the NYSE on the date of grant.

In determining the size of these awards, the Committee first considered how many stock options would have been awarded to our executives for 2008, if the Committee were to approve awards consisting solely of stock options. The Committee then divided that number in half to determine the stock option component of the award. To determine the number of RSUs, the Committee then divided that number by 3.5, to reflect a conversion ratio of stock options to RSUs of 3.5:1. The Committee determined that using a cost-neutral Black-Scholes valuation analysis would result in a conversion ratio of stock options to RSUs of approximately 2.8:1, as discussed below under the heading “—Equity-Based Awards.” Based on input provided by Pearl Meyer, the Committee determined to use the higher conversion ratio (and therefore less valuable to the executives) of 3.5:1 for awards of RSUs to executive officers, as well as for members of the Board of Directors, in recognition of the lower risk associated with RSUs.

While we generally have limited the relative difference in base salaries among our executive officers, our practice has been to award equity-based incentives to our executives in amounts that vary based on the executive’s scope of responsibility and the expected contributions of the executive and the executive’s operating unit to the Company. Accordingly, our largest awards are typically to our Chief Executive Officer, our Chief Financial Officer and the President of our U.S. Tower Division. At the time the 2008 awards were granted, Messrs. Taiclet, Singer and Moskowitz served in these roles, respectively. Ms. Bua’s 2008 award is smaller by comparison due to the fact that Ms. Bua’s award was granted prior to her appointment on June 30, 2008 as our Chief Financial Officer on an interim basis, at which time she was serving as our Executive Vice President, Finance and Corporate Controller.

In comparing our equity-based awards to those granted by other companies included in the peer group and benchmarking analyses, we determine the value of our awards using a Black-Scholes valuation analysis. Based on the peer group and benchmarking analyses, equity-based awards in 2008 for Messrs. Hess and DiSanto were above the seventy-fifth percentile, the equity-based awards for Mr. Taiclet were at the sixtieth percentile, and the equity-based awards for Mr. Moskowitz were at the fortieth percentile. Ms. Bua’s equity-based awards would have been in the thirty-seventh percentile as compared to those of other chief financial officers in the peer group and benchmarking analyses. The 2008 equity-based award for Mr. Singer would have been above the seventy-fifth percentile. In 2007, all of the equity-based awards to our named executive officers were above the seventy-fifth percentile.

As set forth in the table above, we reduced the size of our equity-based awards to Messrs. Taiclet and DiSanto by 7.1% and 12.5%, respectively, in 2008. The equity-based awards for Mr. Hess in 2008 remained unchanged from 2007, and the awards for Mr. Moskowitz increased by 12.5%. In determining the size of our equity-based awards to our named executive officers in 2008, the Committee considered that the Company had granted a sizeable number of options to its executives in prior years. The Committee also considered the increase in value of the Company’s stock options under the Black-Scholes valuation methodology. At the time the Committee approved the equity-based awards in February 2008, our stock price had seen a significant increase, from $27.10 per share on December 30, 2005 to $42.60 per share on December 31, 2007. Given the impact of stock price on the Black-Scholes option value calculation, the rise in our stock price resulted in a substantial increase in the Black-Scholes value of our options. While we do not base our decisions with respect to stock option grants solely on Black-Scholes values, we took this increase into consideration when determining the size of option grants. Accordingly, with respect to the equity-based awards granted to Messrs. Taiclet and DiSanto, the Committee determined to decrease the size of the awards in the amounts set forth above. With respect to Mr. Hess, the Committee determined not to reduce the size of his 2008 option grant in recognition of his assumption of the leadership role for our operations in Mexico and Brazil. The Committee noted that Mr. Hess had taken on responsibility for a principal business unit and that his efforts were expected to drive future growth and expansion of our international business. In determining to increase the size of the equity-based awards to

Mr. Moskowitz, the Committee considered that the size of Mr. Moskowitz’s equity-based awards were significantly lower than those of the Company’s other named executive officers when compared to the peer group and benchmarking analyses. Acknowledging this, the Committee determined to increase the size of Mr. Moskowitz’s equity-based awards by 12.5%, placing him in the fortieth percentile as compared to the peer group and benchmarking analyses.

In addition to our practice of granting options in connection with our annual performance reviews, from time to time we grant equity-based awards to our employees, including our executive officers, related to specific achievements or accomplishments. During 2008, we did not grant equity-based awards to our executives for specific achievements or accomplishments outside of the annual equity award grant process.

Perquisites

We do not believe in providing extensive perquisites to our executive officers. Our healthcare, insurance, and other welfare and employee-benefit programs are the same for all eligible employees, including executive officers, and include health and dental coverage, group term life insurance, disability programs, our broad-based employee stock purchase program (under which we give a 15% discount to all employees on the purchase price of our stock) and matching contributions to our 401(k) plan. We share the cost of health and welfare benefits with our employees, including our executive officers, a cost that is dependent on the level of benefits coverage that each employee or executive elects. We have no deferred compensation plans or supplemental executive retirement plans, nor any outstanding loans of any kind to our executive officers.

As set forth in the Summary Compensation Table, “All Other Compensation,” perquisites to executive officers include an annual car allowance of $12,000 and reimbursement for related auto insurance premiums. They also include amounts for discounted parking at our corporate offices in Boston, a benefit we provide to a number of our corporate employees, including our named executive officers. In addition, we purchase season tickets to sporting and entertainment events for business outings with customers and vendors, and if the tickets are not being used for business purposes, our named executive officers and other employees may have opportunities to use these tickets. Accordingly, we reflect in the “All Other Compensation” column of the Summary Compensation Table the value associated with any personal use of tickets by our named executive officers, including an amount for any related taxes on such benefits.

Determination of Named Executive Officers for 2008

In accordance with SEC rules and regulations, our named executive officers for the year ended December 31, 2008 include our Chief Executive Officer, our Chief Financial Officer and the three other most highly compensated executive officers who were serving as executive officers on December 31, 2008. Accordingly, Mr. Taiclet, our Chief Executive Officer, Ms. Bua, our interim Chief Financial Officer, and Messrs. Moskowitz, Hess and DiSanto were determined to be named executive officers for purposes of the Company’s Proxy Statement disclosure.

In addition, SEC rules require that we include in our group of named executive officers any other person that served as our principal financial officer during the year ended December 31, 2008. Accordingly, Mr. Singer, who served as our Chief Financial Officer through June 30, 2008, is considered a named executive officer. As Mr. Singer left the Company voluntarily, he did not receive any severance payments related to base salary, bonus or continuation of health benefits provided for in his November 2003 letter agreement relating to his employment with the Company (see below under “—Employment and Other Agreements”). In addition, Mr. Singer received no additional benefits related to his equity-based awards. In accordance with the terms of his awards, he had a period of three months following his separation from the Company to exercise any vested options prior to their expiration. All option and RSU awards granted to Mr. Singer that had not vested as of June 30, 2008 terminated in accordance with their terms.

Organizational Changes and Compensation Determinations for 2009

Since December 31, 2008, the Company has announced several changes within the Company’s senior management team, as follows:

•

Mr. Moskowitz, who had served as Executive Vice President and President, U.S. Tower Division since October 2003, transitioned to the role of senior advisor, effective as of March 9, 2009. Mr. Moskowitz will remain an employee of the Company through April 3, 2009 to assist in the transition of responsibilities, and he has agreed thereafter to provide strategic advisory services to the Company.

•

Steven C. Marshall, who had served as Executive Vice President, International Business Development since November 2007, assumed the role of Executive Vice President and President, U.S. Tower Division, effective as of March 9, 2009.

•

Mr. Hess, Executive Vice President, International Operations and President, Latin America, assumed Mr. Marshall’s responsibilities for the Company’s international business development efforts in addition to his existing duties, effective as of March 9, 2009.

•	Thomas A. Bartlett will join the Company as its new Executive Vice President and Chief Financial Officer, effective as of April 1, 2009.

•

Ms. Bua, who had been serving as Chief Financial Officer on an interim basis since June 30, 2008, will assume the new position of Executive Vice President, Finance and Treasurer, effective as of April 1, 2009.

In February 2009, the Committee established base salaries and bonus targets for our named executive officers for 2009. In doing so, the Committee determined not to increase salaries or bonus targets from 2008 levels. The following table sets forth the base salary and bonus targets for Messrs. Taiclet, Moskowitz, Hess and DiSanto and Ms. Bua for the year ended December 31, 2009.

Name	2008 Base Salary	Raise	2009 Base Salary	2009 Target Cash Bonus Potential (% of Base Salary / $)
James D. Taiclet, Jr.	$876,750	0%	$876,750	75% / $657,563
Jean A. Bua	$300,000	0%	$300,000	60% / $180,000
Steven J. Moskowitz (1)	$530,000	0%	$530,000	60% / $318,000
William H. Hess	$450,000	0%	$450,000	60% / $270,000
Edmund DiSanto	$380,000	0%	$380,000	60% / $228,000

(1)	In March 2009, Mr. Moskowitz transitioned to the role of senior advisor. Mr. Moskowitz will remain as an employee of the Company through April 3, 2009. The Company agreed to pay Mr. Moskowitz a pro-rated bonus for 2009 based on his bonus target (see below under “—Employment and Other Agreements”).

In February 2009, the Committee also approved the grant of equity-based incentive awards pursuant to our annual all-employee grant, which included awards to the executive officers comprised of stock options and RSUs that vest over time. In determining the size of these awards, the Committee established a targeted award value for each executive and then divided this value in half to establish awards comprised of RSUs and stock options. In making its determinations, the Committee reviewed the total value of prior year awards, as well as the peer group and benchmarking analyses related to equity-based awards, and then established a value for the 2009 equity-based awards to each executive. On March 10, 2009, the date of grant, the Company took the equity based award values approved by the Committee and determined the actual number of shares subject to the stock options using a Black-Scholes valuation methodology and for RSUs based on the closing price of our Common Stock on the date of grant. In making these awards, the Committee determined to maintain the size of the awards at the same levels as 2008 (i.e., no increase), with the exception of Ms. Bua in light of her role as interim Chief Financial Officer. However, due to the decrease in the Company’s stock price, the number of shares of Common Stock subject to the stock options and RSUs awarded increased, notwithstanding the fact that the award value remained unchanged from the prior year.

The following table sets forth the stock options and RSUs granted to Messrs. Taiclet, Hess and DiSanto and Ms. Bua as part of our 2009 all-employee grant based on their performance for the year ended December 31, 2008 and expected future contributions to the Company.

Name	Stock Options	RSUs
James D. Taiclet, Jr.	189,760	58,419
Jean A. Bua	45,767	14,090
William H. Hess	102,174	31,455
Edmund DiSanto	102,174	31,455

Each of the option grants vests 25% annually over four years, commencing one year from the date of grant, and has a term of ten years. Each of the grants of RSUs vests 25% annually over four years, commencing one year from the date of grant. All of the stock options and RSUs awarded as part of our annual all-employee grant, including the above awards to our executive officers, were granted on March 10, 2009. The stock options granted as part of the all-employee grant have an exercise price of $28.39, which was the closing price of our Common Stock on the NYSE on the date of grant.

Employment and Other Agreements

In order to recruit and retain our executive officers, we enter into employment letters and other arrangements or agreements with our executive officers from time to time. All letters, agreements and arrangements with our executives are subject to review by the Committee. We entered into employment letters with each of our named executive officers that established initial base salaries and target cash bonus awards, as well as severance benefits. In addition, we have entered into a noncompetition agreement with Mr. Hess. The terms of these agreements, as well as a tabular summary of the potential severance benefits that would be payable to each of our named executive officers in different termination scenarios, is set forth below under the heading “Employment and Severance Arrangements.” While these employment letters were in place at December 31, 2008, our named executive officers have since agreed to terminate these letters, as discussed below.

In August 2001, we entered into a letter agreement with Mr. Taiclet as part of our efforts to recruit Mr. Taiclet to the Company as President and Chief Operating Officer. We recruited Mr. Taiclet with the expectation that he would become our Chief Executive Officer within three years time. Accordingly, the letter agreement was designed to provide Mr. Taiclet with certain benefits, including full vesting of stock options and one year of salary, if a change of control of the Company occurred or if Mr. Taiclet was not selected as our Chief Executive Officer. In October 2003, our former Chief Executive Officer retired (though retaining his role as Chairman of our Board of Directors), and Mr. Taiclet became our Chief Executive Officer.

In November 2003, we entered into letter agreements with each of Messrs. Singer, Moskowitz and Hess relating to their employment with the Company. We entered into these letters shortly after our former Chief Executive Officer retired and Mr. Taiclet became our Chief Executive Officer. Given this transition and the various issues facing the Company in 2003, we believed that these letters were an appropriate retention tool for our executive officers at that time. We also entered into a letter agreement with Ms. Bua in June 2005 and a letter agreement with Mr. DiSanto in March 2007 in connection with our recruitment efforts to have them join the Company. The terms of our agreements with Ms. Bua and Mr. DiSanto are consistent with the terms of our agreements with our other executives, except that we also agreed to provide Mr. DiSanto with relocation and temporary living expenses to facilitate his transition to the Company. We believed that entering into these letter agreements with Ms. Bua and Mr. DiSanto was an important element of the recruiting process and that it was necessary to provide enough security to leave their former employers and join our Company. We also believed that, given our small senior management team, it was important to provide benefits to Ms. Bua and Mr. DiSanto consistent with those provided to our other executive officers, in part to reinforce our emphasis on a team approach and collaboration among our executive officers.

In February 2009, we entered into an agreement with Mr. Moskowitz in connection with his transition from the role of Executive Vice President and President, U.S. Tower Division to the role of senior advisor, and in anticipation of his departure from the Company on April 3, 2009. Under the terms of the agreement, Mr. Moskowitz agreed to waive all rights under and terminate his existing employment letter with the Company. In addition, he agreed to restrictive covenants with respect to confidentiality, non-disparagement, non-solicitation and non-competition for a period of twelve months following his departure date. Under the terms of the agreement, the Company agreed to provide Mr. Moskowitz with certain benefits that would have been payable to him under his employment letter, as though his employment had been terminated other than for Cause. These benefits include the payment to Mr. Moskowitz over an 18-month period of an aggregate of $795,000, reflecting 18 months of Mr. Moskowitz’s annual base salary, and a lump sum payment of $81,000 as a pro-rated bonus for his three months of service in 2009 based on a bonus target of 60% of base salary. In addition, with respect to certain stock options previously granted to Mr. Moskowitz, he shall have the right to exercise such options for a period equal to the lesser of three years following his departure date or the expiration date of the options, and continued vesting of such options in accordance with the then existing vesting schedule during the same period.

In February 2009, we also entered into a letter agreement with Mr. Bartlett in connection with our recruitment of Mr. Bartlett to join the Company as our Chief Financial Officer that sets forth his compensation, severance and other benefits. Pursuant to the agreement, Mr. Bartlett will join the Company on April 1, 2009, and he will receive an initial annual base salary of $630,000 with a target cash bonus potential equal to 60% of base salary. In addition, Mr. Bartlett’s cash bonus for 2009 will not be less than his bonus target, and it will not be subject to proration based on his start date. We also agreed to provide Mr. Bartlett with a one-time lump sum payment of $200,000 to assist with his relocation to Boston and Boston-based living expenses. In addition, Mr. Bartlett will be eligible for a cash signing bonus of $400,000, half which will be paid on the first anniversary of his start date and half of which will be paid on the second anniversary of his start date. The Committee also approved the grant of equity-based awards to Mr. Bartlett effective as of his April 1, 2009 start date, with a value of $2.5 million on the date of grant, comprised 50% of non-qualified stock options (based on Black-Scholes value) and 50% RSUs. These equity awards will vest over four years of continuous employment, or 25% per year, commencing one year from the date of the grant. Pursuant to the letter agreement with Mr. Bartlett, he will be entitled to severance benefits under the American Tower Severance Program (Severance Program) as it relates to Company Executive Vice Presidents, as discussed below. In addition to the benefits under the Severance Program, in the event Mr. Bartlett’s employment is terminated by the Company (other than for “Cause” or “Performance Reasons” as defined in the Severance Program), he will be entitled to immediate vesting in full of his April 1, 2009 equity awards, which will be exercisable for a period of 90 days. The foregoing severance benefits are contingent upon Mr. Bartlett signing a separation and release agreement in acceptable form, which would include customary confidentiality and non-solicitation provisions, as well as restrict Mr. Bartlett from providing services to competitors of the Company.

In March 2009, we entered into waiver and termination agreements with each of Messrs. Taiclet, Hess and DiSanto and Ms. Bua, pursuant to which they agreed to waive the severance benefits under their employment letters and to terminate their letters. These agreements were entered into in connection with the implementation of the Company’s new broad-based severance program. In March 2009, we implemented the Severance Program to provide severance benefits to all eligible employees if they are terminated in certain circumstances. The Severance Program applies to all eligible employees and establishes different policies that provide for varying amounts of severance benefits depending on the employee’s position with the Company. By terminating their existing employment letters, each of Messrs. Taiclet, Hess and DiSanto and Ms. Bua became subject to the terms of the Severance Program. Under the Severance Program, the severance benefits now afforded to our Executive Vice Presidents and our Chief Executive Officer are as follows:

•

Upon a Qualifying Termination (i.e., termination by the executive for Good Reason or a termination of the executive by the Company other than for Cause or for Performance Reasons (as such terms are defined in the Severance Program)), the Chief Executive Officer will be entitled to receive 104 weeks of base earnings and each Executive Vice President will be entitled to receive 78 weeks of base earnings.

In addition, each executive will be entitled to a pro-rated portion of his or her target bonus for the portion of the year prior to termination, assuming 100% satisfaction of goals or objectives related thereto.

•

Upon a Qualifying Termination that occurs within 14 days prior to, or up to two years following, a Change of Control, each executive would also be entitled to full acceleration of vesting of all outstanding equity-based awards, including but not limited to stock options and RSUs.

•

Following a Qualifying Termination, each executive will be eligible for continued health and welfare benefits, pursuant to which the Company will pay the employer share of the cost of coverage for a period equal to the number of weeks of base earnings payable under the Severance Program.

•

All severance benefits under the Severance Program are subject to the executive signing a separation and release agreement and a confidentiality and restrictive covenants agreement in forms satisfactory to the Company. In addition, at the Company’s discretion, the Company can require the deposit of a portion of the after-tax payments to each executive in a restricted account to serve as security for the executive’s compliance with the ongoing covenants, restrictions and obligations contained in such agreements, with restrictions on distribution up to and including forfeiture in the event on non-compliance.

Under the employment letters with Messrs. Hess and DiSanto and Ms. Bua, each had the right to continued vesting and exercisability of stock options for a period of three years following termination by the Company other than for “Cause” or by the executive for “Good Reason.” Under the employment letter with Mr. Taiclet, he had the right to full acceleration of all unvested stock options upon a change of control. By agreeing to the waiver and termination agreement, each agreed to waive these rights. Under the Severance Program, equity awards to our executives are subject instead to a so-called “double-trigger” standard, whereby the executive would only be entitled to acceleration of his or her equity awards in the event of a “Qualifying Termination” within 14 days before or two years following a “Change of Control” (each as set forth and defined in the Severance Program). In such an event, the executive would be entitled to acceleration of all unvested equity-based awards (including stock options and RSUs). In all other cases, the executive would not be entitled to any acceleration or continued vesting of his or her equity-based awards. In addition, the Severance Program does not provide for tax gross-ups, which certain of our executives had been entitled to under their employment letters.

We are also a party to noncompetition agreements with Mr. Hess. We entered into a Noncompetition and Confidentiality agreement with Mr. Hess in January 2004 in connection with the grant to Mr. Hess of options to purchase shares of the Company’s Brazil subsidiary, ATC South America Holding Corp. (ATC South America). In addition, in 2001, we entered into a similar noncompetition agreement with Mr. Hess related to the Company’s Mexico subsidiary, ATC Mexico Holding Corp. (ATC Mexico) (see below under “—Other Compensation”).

Other Compensation

In addition to the compensation arrangements discussed above, we previously had an investment and compensation framework in our international business in Mexico and Brazil, which was designed to create an opportunity for our international team members to participate in the value created by their efforts in these markets. Mr. Hess is our only current named executive officer who received payments under this framework. As the Company made all final payments under this framework during the year ended December 31, 2006, no payments of “other compensation” under this framework or otherwise were made during 2007 or 2008.

Based on commitments made by the Company in 2001, this framework was established in 2001 at ATC Mexico and in 2004 at ATC South America, pursuant to which we sold shares in these entities and established stock option plans for each of these entities. Following the implementation of these stock option plans, we granted options to purchase shares of these entities to certain employees of our international division, including Mr. Hess. Upon exercise of these options, these employees, including Mr. Hess, purchased ownership stakes in ATC Mexico and ATC South America. As part of the framework, we agreed to later repurchase these ownership stakes at their then fair market value, assuming certain conditions had been met. During the year ended December 31, 2006, we repurchased all outstanding shares of common stock in ATC South America that we did not own. With the assistance of an independent financial advisor, our Board determined the fair market value of these shares to be approximately $29.4 million. Of this amount, we paid Mr. Hess an aggregate of $3.9 million for his shares, resulting in a gain to Mr. Hess of approximately $2.7 million based on his original investment in ATC South America. These repurchases are described under the caption “Certain Relationships and Related Party Transactions” included in this Proxy Statement.

As discussed above under “—Employment and Other Agreements,” we entered into a noncompetition and confidentiality agreement with Mr. Hess in January 2004 in connection with the grant to Mr. Hess of options to purchase shares of ATC South America. In August 2008, we amended the terms of our noncompetition agreement with Mr. Hess. In accordance with the terms of the agreement, Mr. Hess had deposited a portion of the funds received in 2006 in connection with the repurchase of his shares into a restricted account to serve as collateral for his obligations under the agreement. As more than two years had passed since the deposit of the funds into the restricted account, and Mr. Hess had complied with the agreement during such period, we determined to amend the agreement to release the funds to Mr. Hess and waive the requirement to maintain a restricted account. The amendment does not affect any of the other continuing obligations of Mr. Hess under the agreement.

We evaluate and consider from time to time expansion opportunities for our international business. While we do not currently anticipate creating investment opportunities or establishing separate stock option plans in connection with our international expansion efforts, we may determine to implement bonus or other motivational programs in the future. Any compensatory programs would be subject to approval by the Committee, and any other programs would be subject to review and approval by the Nominating and Corporate Governance Committee, in accordance with our approval policies for related party transactions.

Equity-Based Awards

We believe that the granting of equity-based awards is an effective tool for motivating our executives and employees. Historically, we have had a broad-based stock option program in which every new employee hired by us is eligible to receive an option to purchase at least 300 shares of our Common Stock. Thereafter, we typically granted additional options to our employees on an annual basis as part of an all-employee grant in connection with our annual performance review process. Our annual all-employee grant has typically consisted of a grant to each employee of an option to purchase at least 500 shares of our Common Stock, with the size of the stock option grant subject to increase based on the employee’s level of responsibility and performance. Since the approval of our 2007 Equity Incentive Plan by our stockholders in May 2007, the Committee has determined to grant RSUs as a component of our equity-based incentive compensation, including the award of RSUs in connection with our annual all-employee grant.

RSUs are rights to receive shares of our Common Stock, subject to certain restrictions that lapse over a specified vesting period. Whereas stock options generally only provide value to the option recipient when the value of the underlying stock increases above the exercise price of the option, RSUs are so-called “full value” awards, in that when they vest, they have a value equal to the underlying stock, even if the value of the stock decreases subsequent to the date of the grant. Accordingly, the value of our RSUs will increase or decrease as the price of our Common Stock increases or decreases. Given that RSUs are full-value awards, they have a higher value than stock options. Accordingly, by granting RSUs, we can grant our employees equity-based incentive awards using a smaller number of shares than if we were to grant stock options, but still award our employees an equivalent value of equity-based incentive compensation. We believe that this benefits our investors, in that it limits the dilution associated with our equity-based incentive compensation. We also believe that RSUs are beneficial to our employees, as RSUs mitigate the effect of stock market volatility, given that they are not totally dependent on a future increase in stock price to deliver value. In addition, as a result of the way that stock options are accounted for under SFAS No. 123R (as discussed below under the heading “—Tax and Accounting

Implications”), the financial statement expense that we record for option grants can be much greater than the perceived value of those grants or the value ultimately delivered to our employees. We believe that providing equity-based compensation in the form of RSUs allows us to better align the expense of equity grants to the Company with the value of such grants perceived by our employees.

In February 2008, the Committee approved the award of RSUs in connection with our annual all-employee grant. We continue to believe in the benefits of a broad-based equity incentive program in which every full time employee is eligible to participate, and for 2008, we determined to maintain this program for our employees using RSUs. Instead of granting options to purchase 500 shares of our Common Stock to each employee in connection with our all-employee grant, we approved the award of 180 RSUs that vest over time. Employees with more seniority and managerial responsibility were eligible to receive larger awards. When determining the number of RSUs subject to an award, we considered how many stock options we would have awarded to an individual, and then determined the equivalent number of RSUs using a conversion ratio of stock options to RSUs of 2.8:1, reflecting a cost-neutral Black-Scholes valuation methodology. For our employees at the level of vice president and above, including our named executive officers, we granted equity-based awards comprised of 50% stock options and 50% RSUs, based on the value of the total equity-based award. In determining the size of awards for these individuals, we considered how many stock options we would have granted if we had awarded solely stock options. We then divided that number in half to determine the stock option component of the award. To determine the number of RSUs, we then divided that number by 2.8, to reflect a conversion ratio of stock options to RSUs of 2.8:1. As discussed above under “Elements of Compensation—Long-Term Incentive Compensation,” we used a higher conversion ratio of 3.5:1 for awards of RSUs to executive officers (as well as for members of the Board of Directors), in recognition of the lower risk associated with RSUs.

The RSUs awarded as part of the 2008 all-employee grant contain terms that are generally consistent with our stock option grants. Accordingly, the RSUs will vest 25% annually over four years, commencing one year from the date of grant. For our employees that also received a portion of their equity-based incentive award in stock options, their stock options will similarly vest 25% annually over four years, commencing one year from the date of grant, and have a term of ten years. All of the stock options and RSUs awarded as part of our annual all-employee grant were granted on March 17, 2008. The stock options granted as part of the all-employee grant have an exercise price of $37.70, which was the closing price of our Common Stock on the NYSE on the date of grant.

In addition, the stock options and RSUs awarded as part of the 2008 all-employee grant, including the awards granted to our named executive officers, have terms that provide for the “claw back” by the Company of shares received pursuant to such awards and the payment to the Company of all gains realized by any person from the disposition of such shares, in certain circumstances. These claw back provisions will apply in the event the employee is terminated by the Company for cause or, following termination of employment for any reason, either (A) the Company determines that the employee engaged in conduct while an employee that would have justified termination for cause or (B) the employee violates any applicable confidentiality or non-competition agreement with the Company or any affiliate. Under the terms of the award agreements, termination for cause means criminal conduct involving a felony in the U.S. or the equivalent of a felony under the laws of other countries, material violations of civil law related to the employee’s job responsibilities, fraud, dishonesty, self-dealing, breach of the employee’s obligations regarding the Company’s intellectual property, or willful misconduct that the Committee determines to be injurious to the Company.

In February 2008, the Committee approved a number of written procedures regarding the grant of equity-based incentive awards and award modifications under the 2007 Equity Incentive Plan, which include the following:

•

our annual broad-based all-employee grant, if approved, will be on March 10 of each year (or, if not a business day, the first business day following March 10), unless we have not yet filed our Annual Report on Form 10-K for such year, in which case the grant will be delayed until the first business day following the filing date of our Form 10-K with the SEC.

•

all new hire and promotional grants must be approved by the Committee, with the grant dates for such awards established as of (i) the first business day of the calendar month following Committee action approving such grants or (ii) such future date as approved by the Committee.

•	unless otherwise expressly approved by the Committee, the grant price for all equity-based awards will be equal to the closing price of our Common Stock on the NYSE on the date of grant.

•

at or prior to the time the Committee meets or takes action by unanimous written consent to approve an equity-based award, the Committee shall receive a complete schedule setting forth all details of the proposed awards, and the date of grant for such awards will be the first business day of the calendar month following Committee action approving such grants or a future date specified by the Committee in such approval.

•

any material change to the terms of an equity-based award following Committee approval must be submitted for approval by the Committee, and any modification to any material term of an award shall be effective as of the date of approval by Committee, or a future date specified by the Committee in such approval.

Policies Regarding Stock Ownership and Related Matters

We believe that by holding shares of our Common Stock, RSUs and options to purchase our Common Stock, our executives will have interests that are more closely aligned with those of our stockholders. Although we do not have a formal stock ownership policy, we encourage our executives and Directors to hold shares or vested options so that they share in the sentiments of our stockholders as our stock price increases or decreases.

We have an Anti-Insider Trading Policy that governs all Company employees, including our executive officers and Directors. The policy imposes limits as to when and how our executives and Directors can engage in transactions in our securities and prohibits short sales of our Common Stock by all Company personnel. We do not have a policy that restricts our executives and Directors from entering into hedging transactions with respect to our stock, however, any such transactions would be subject to the Anti-Insider Trading Policy.

Tax and Accounting Implications

Deductibility of Executive Compensation

As part of its role, the Committee reviews and considers the deductibility of executive compensation under Section 162(m) of the Internal Revenue Code of 1986, as amended (the Code), which generally disallows a tax deduction to public companies for certain compensation in excess of $1 million paid in any year to a company’s chief executive officer and the four other most highly compensated officers. Certain compensation, including qualified performance based compensation, will not be subject to the deduction limitation if certain requirements are met. Although the Committee has not adopted any specific policy with respect to the application of Section 162(m), we generally seek to structure any long-term incentive compensation granted to our executive officers in a manner that is intended to avoid disallowance of deductions under Section 162(m). As a result of the timing and amount of bonus payments to our executives with respect to services performed in 2007 and 2008, Messrs. Taiclet, DiSanto, Hess and Moskowitz earned in excess of $1 million in 2008 for purposes of Section 162(m).

Accounting for Equity-Based Compensation

As discussed in our Annual Report on Form 10-K for the year ended December 31, 2008, we account for equity-based incentive awards in accordance with the provisions of SFAS No. 123R, which requires the measurement and recognition of compensation expense for all share-based payment awards made to employees and Directors, including stock options, RSUs and employee stock purchases under employee stock purchase plans. Under the fair value recognition provisions of SFAS No. 123R, stock-based compensation cost is measured at the accounting measurement date based on the fair value of the award and is recognized as expense over the service period, which generally represents the vesting period. The expense recognized over the service period is required to include an estimate of the awards that will be forfeited. Under SFAS No. 123R, the fair value of the stock option is determined using a Black-Scholes option-pricing model that takes into account the stock price at the accounting measurement date, the exercise price, the expected life of the option, the volatility of the underlying stock and its expected dividends, and the risk-free interest rate over the expected life of the option. In 2008, the Committee determined to include RSUs as a component of our long-term equity-based compensation. Under SFAS No. 123R, the fair value of RSUs is determined by the market price of our Common Stock on the grant date. We continue to believe that our broad-based equity incentive program is an effective tool for motivating our employees and expect to continue to grant options and RSUs to our employees and executives, notwithstanding the impact of SFAS No. 123R on our financial statements.

Compensation Committee Report

The Compensation Committee of the Company’s Board of Directors reviewed the Compensation Discussion and Analysis for the year ended December 31, 2008 and discussed this Compensation Discussion and Analysis with the Company’s management. Based on this review and its discussions with management, the Compensation Committee recommended to the Company’s Board of Directors that the Compensation Discussion and Analysis be included in this Proxy Statement for the 2009 Annual Meeting of Stockholders.

By the Compensation Committee of the Board of Directors of American Tower Corporation.

COMPENSATION COMMITTEE

Pamela D. A. Reeve, Chairperson

Raymond P. Dolan

Carolyn F. Katz

Samme L. Thompson

Executive Compensation

The following table provides information concerning compensation earned by each of our named executive officers for the years ended December 31, 2008, 2007 and 2006.

Summary Compensation Table

Name and Principal Position	Year	Salary ($)		Bonus ($) (1)	Stock Awards ($)(2)	Option Awards ($) (3)		Non- Equity Incentive Plan Compensation ($) (4)		Change in Pension Value and Nonqualified Deferred Compensation Earnings ($) (5)	All Other Compensation ($) (6)		Total ($)
(a)	(b)	(c)		(d)	(e)	(f)		(g)		(h)	(i)		(j)
James D. Taiclet, Jr. Chairman of the Board, President and Chief Executive Officer	2008 2007 2006	$ $ $	876,750 835,000 835,000	– – –	$346,235 – –	$ $ $	4,390,555 4,635,371 3,675,079	$ $ $	1,085,000 701,400 383,000	– – –	$ $ $	25,172 25,230 22,947	$ $ $	6,723,712 6,197,001 4,916,026

Jean A. Bua (7) Chief Financial Officer and Treasurer	2008		$285,481	$60,000	$79,866		$721,533		$239,400	–		$19,056		$1,405,336

Steven J. Moskowitz (8) Executive Vice President and President, U.S. Tower Division	2008 2007 2006	$ $ $	530,000 475,000 475,000	$60,000 $40,000 –	$239,673 – –	$ $ $	3,122,970 3,420,479 3,026,464	$ $ $	429,300 384,750 328,000	– – –	$ $ $	25,765 27,103 23,515	$ $ $	4,407,708 4,347,332 3,852,979

William H. Hess (9) Executive Vice President, International Operations and President, Latin America	2008 2007 2006	$ $ $	450,000 400,000 400,000	– $50,000 –	$186,429 – –	$ $ $	1,805,627 1,703,131 1,263,489	$ $ $	445,500 300,000 176,000	– – –	$ $ $	25,574 25,901 24,730	$ $ $	2,913,129 2,479,032 1,864,219

Edmund DiSanto (10) Executive Vice President, Chief Administrative Officer, General Counsel and Secretary	2008 2007	$ $	380,000 249,038	– –	$186,429 –	$ $	995,842 484,152	$ $	348,840 294,000	– –	$ $	21,865 16,329	$ $	1,932,975 1,043,519

Bradley E. Singer (11) Former Chief Financial Officer and Treasurer	2008 2007 2006	$ $ $	340,385 600,000 600,000	– – –	– – –	$ $ $	664,607 3,733,451 3,143,071	$ $	– 468,000 265,000	– – –	$ $ $	14,075 23,501 23,290	$ $ $	1,019,067 4,824,952 4,031,361

(1)	In addition to the annual performance bonus awards that we pay to our named executive officers (included in column (g)), from time to time we pay discretionary bonuses that relate to specific achievements or accomplishments. During 2008, Ms. Bua and Mr. Moskowitz each received discretionary bonuses of $60,000. During 2007, Messrs. Moskowitz and Hess received discretionary bonuses of $40,000 and $50,000, respectively. For more information, see “Elements of Compensation—Performance Bonus Awards” in our Compensation Discussion and Analysis included in this Proxy Statement.

(2)	The amounts in column (e) reflect the dollar amount recognized for financial statement reporting purposes for the fiscal year ended December 31, 2008, in accordance with Statement of Financial Accounting Standards No. 123R, “Share-based Payments” (SFAS No. 123R) (disregarding any estimates of forfeitures related to service-based vesting conditions) of RSUs granted pursuant to our 2007 Equity Incentive Plan. See notes 1 and 12 to the consolidated financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2008, filed with the SEC on February 26, 2009, regarding assumptions underlying the valuation of RSUs.

(3)

The amounts in column (f) reflect the dollar amount recognized for financial statement reporting purposes for the fiscal years ended December 31, 2008, 2007 and 2006, in accordance with SFAS No. 123R (disregarding any estimates of forfeitures related to service-based vesting conditions) of stock options granted pursuant to our 1997 Stock Option Plan and our 2007 Equity Incentive Plan, and thus include amounts related to awards granted in prior years. See notes 1 and 12 to the consolidated financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2008, filed with the SEC on February 26, 2009, regarding assumptions underlying the valuation of our stock options granted in 2008, and corresponding notes to the consolidated financial statements for prior fiscal years for awards made in such years.

(4)	The amounts in column (g) reflect for the year ended December 31, 2008, cash payments made in 2009 with respect to annual performance bonus awards for services performed in 2008; for the year ended December 31, 2007, cash payments made in 2008 with respect to annual performance bonus awards for services performed in 2007; and for the year ended December 31, 2006, cash payments made in 2007 with respect to annual performance bonus awards for services performed in 2006.

(5)	We do not maintain any pension or non-qualified deferred compensation plan.

(6)	The amounts in column (i) include for each of our named executive officers matching contributions pursuant to our 401(k) plan, an annual car allowance of $12,000 and additional amounts for related auto insurance premiums. These amounts also reflect reimbursement for parking expenses at our corporate offices in Boston, which is a benefit we offer to a number of our employees who work in that office, as well as the value associated with personal use of Company tickets to sporting and entertainment events, including an amount for any related taxes on such benefits. In accordance with SEC rules, the amounts in column (i) do not include payments for group term life insurance and other welfare benefits that are available generally to all salaried employees.

(7)	Ms. Bua was appointed our Chief Financial Officer on an interim basis on June 30, 2008. Prior to such time, Ms. Bua was not a named executive officer. Ms. Bua’s annualized salary, effective as of June 30, 2008, is $300,000.

(8)	As of December 31, 2008, Mr. Moskowitz held the position of Executive Vice President and President, U.S. Tower Division. In March 2009, Mr. Moskowitz transitioned to the role of senior advisor. Mr. Moskowitz will remain as an employee of the Company through April 3, 2009. For more information, see “Employment and Other Agreements” in our Compensation Discussion and Analysis included in this Proxy Statement.

(9)	In 2006, Mr. Hess received payments from us in connection with our purchase for fair market value of his ownership interest in ATC South America. As discussed in “Compensation Discussion and Analysis—Other Compensation” and “Certain Relationships and Related Party Transactions” included in this Proxy Statement, this interest was acquired in connection with an exercise of options granted to Mr. Hess in 2004 pursuant to the ATC South America Stock Option Plan. In 2006, we repurchased Mr. Hess’s interests for an aggregate of $3.9 million, resulting in a gain to Mr. Hess of approximately $2.7 million based on his original investment.

(10)	Mr. DiSanto joined the Company on April 1, 2007. His annualized salary for the year ended December 31, 2007 was $350,000.

(11)	Mr. Singer left the Company in June 2008. As Mr. Singer left the Company voluntarily, he did not receive any severance payments related to base salary, bonus or continuation of health benefits provided for in his November 2003 letter agreement relating to his employment with the Company. In addition, Mr. Singer received no additional benefits related to his equity-based awards. For more information, see “Determination of Named Executive Officers for 2008” and “Employment and Other Agreements” in our Compensation Discussion and Analysis included in this Proxy Statement. The amounts in columns (e) and (f) with respect to 2008 are shown net of an aggregate of approximately $229,600, which represents the compensation expense that was reversed in 2008 in accordance with SFAS No. 123R related to unvested RSUs and stock options that were forfeited by Mr. Singer in connection with his departure.

Grants of Plan-Based Awards for 2008

The following table sets forth information relating to stock options and RSUs granted pursuant to our 2007 Equity Incentive Plan and cash bonus opportunity awarded as part of our annual performance bonus during the year ended December 31, 2008 to each of our named executive officers.

		Estimated Possible Payouts Under Non-Equity Incentive Plan Awards (1)			All Other Stock Awards: Number of Shares of Stock or Units (#) (2)	All Other Option Awards: Number of Securities Underlying Options (#) (3)(4)	Exercise or Base Price of Option Awards ($/Sh) (5)	Grant Date Fair Value of Stock and Option Awards (6)
Name	Grant Date	Threshold ($)	Target ($)	Maximum ($)
(a)	(b)	(c)	(d)	(e)	(i)	(j)	(k)	(l)
James D. Taiclet, Jr.
Cash bonus		$493,172	$657,563	$821,953
Option grant	3/17/2008					162,500	$37.70	$1,566,500
RSUs	3/17/2008				46,430			$1,750,411

Jean A. Bua
Cash bonus		$135,000	$180,000	$225,000
Option grant	3/17/2008					37,500	$37.70	$361,500
RSUs	3/17/2008				10,710			$403,767

Steven J. Moskowitz
Cash bonus		$238,500	$318,000	$397,500
Option grant	3/17/2008					112,500	$37.70	$1,084,500
RSUs	3/17/2008				32,140			$1,211,678

William H. Hess
Cash bonus		$202,500	$270,000	$337,500
Option grant	3/17/2008					87,500	$37.70	$843,500
RSUs	3/17/2008				25,000			$942,500

Edmund DiSanto (6)
Cash bonus		$171,000	$228,000	$285,000
Option grant	3/17/2008					87,500	$37.70	$843,500
RSUs	3/17/2008				25,000			$942,500

Bradley E. Singer (7)
Cash bonus		$283,500	$378,000	$472,500
Option grant	3/17/2008					112,500	$37.70	$1,084,500
RSUs	3/17/2008				32,140			$1,211,678

(1)	For 2008, the bonus target for Mr. Taiclet was 75% of base salary and the bonus target for each of Messrs. Moskowitz, Hess, DiSanto and Singer and Ms. Bua was 60% of base salary. In a typical year, the Compensation Committee does not award performance bonuses below 75% of the bonus target or above 150% of the bonus target. Accordingly, the amounts in column (c), (d) and (e) are based on 75%, 100% and 150% of the bonus target, respectively. The actual amounts we paid in connection with our annual performance bonus awards are reflected in the “Summary Compensation Table” under the heading “Non-Equity Incentive Plan Compensation.” For more information regarding our annual performance bonus awards, see “Elements of Compensation—Performance Bonus Awards” in our Compensation Discussion and Analysis included in this Proxy Statement.

(2)	Includes RSUs granted under the 2007 Equity Incentive Plan. All RSUs included in column (i) vest 25% annually over four years, commencing one year from the date of grant.

(3)	Includes stock options granted under the 2007 Equity Incentive Plan. All stock options included in column (j) vest 25% annually over four years, commencing one year from the date of grant, and have a term of ten years.

(4)	Column (j) includes options granted during the year ended December 31, 2008. We typically grant equity-based incentive awards to our employees, including our executive officers, as part of our annual employee performance review program conducted in February or March of each year. On March 10, 2009, we awarded Messrs. Taiclet, Hess and DiSanto and Ms. Bua stock options and RSUs pursuant to the 2007 Equity Incentive Plan in the amounts set forth below. As discussed in “Organizational Changes and Compensation Determinations for 2009” in our Compensation Discussion and Analysis included in this Proxy Statement, we determined the amount of stock options and RSUs based on award value. In making these awards, we determined to maintain the size of the awards at the same levels as 2008 (i.e., no increase), with the exception of Ms. Bua in light of her role as interim Chief Financial Officer. However, due to the decrease in our stock price, the number of shares of Common Stock subject to the stock options and RSUs awarded increased, notwithstanding the fact that the award value remained unchanged from the prior year.

Name	Stock Options	RSUs	Grant Date Fair Value
James D. Taiclet, Jr.	189,760	58,419	$3,317,000

Jean A. Bua	45,767	14,090	$800,000

William H. Hess	102,174	31,455	$1,786,000

Edmund DiSanto	102,174	31,455	$1,786,000

The stock options have an exercise price of $28.39, which was the closing price of our Common Stock on the NYSE on the date of grant, and have a term of ten years. All of the above stock option and RSU awards vest 25% annually over four years, commencing one year from the date of grant.

(5)	The price included in column (k) reflects the per share exercise price of each option, which is equal to the closing price of our Common Stock on the NYSE on the date of grant.

(6)	The amounts in column (l) reflect the grant date fair value for the fiscal year ended December 31, 2008, in accordance with SFAS No. 123R of stock options and RSUs granted in 2008 (disregarding any estimates of forfeitures related to service-based vesting conditions). See notes 1 and 12 to the consolidated financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2008, filed with the SEC on February 26, 2009, regarding assumptions underlying the valuation of equity-based awards.

(7)	Mr. Singer did not receive any bonus payment for 2008, as he left the Company in June 2008. He exercised all of his outstanding stock options in July 2008. As of December 31, 2008, Mr. Singer did not have any outstanding stock options or RSUs.

Narrative Disclosure to Summary Compensation Table and Grants of Plan-Based Awards Table

The compensation paid to our named executive officers in 2008, 2007 and 2006 summarized in the “Summary Compensation Table” is determined in accordance with letter agreements that we have entered into with each of our named executive officers. These letter agreements established initial base salaries and target cash bonus awards. While the letter agreements with each of our named executive officers were in place at December 31, 2008, in March 2009, we entered into waiver and termination agreements with each of Messrs. Taiclet, Hess and DiSanto and Ms. Bua, pursuant to which they agreed to waive the severance benefits under their employment letters and to terminate their letters. For more information about these letter agreements, please see below under the heading “Employment and Severance Arrangements” as well as under “Employment and Other Agreements” in our Compensation Discussion and Analysis included in this Proxy Statement.

The stock options and RSUs summarized in the table “Grants of Plan-Based Awards for 2008” were granted to each of Messrs. Taiclet, Singer, Moskowitz, Hess and DiSanto and Ms. Bua pursuant to our 2007 Equity Incentive Plan. All stock options were granted with an exercise price equal to the closing price of our Common Stock on the NYSE on the date of grant, vest annually as to 25% of the original grant amount over four years, commencing one year from the date of grant, and have a term of ten years. All RSUs vest annually as to 25% of the original RSU award amount over four years, commencing one year from the date of grant.

Outstanding Equity Awards at Fiscal Year-End for 2008

The following table sets forth information relating to stock options and RSUs outstanding as of December 31, 2008 that were granted pursuant to our 1997 Stock Option Plan and 2007 Equity Incentive Plan, or granted under predecessor plans, to our named executive officers.

	Option Awards (1)						Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable (2)	Equity Incentive Plan Awards: Number of Securities Underlying Unearned Options (#)	Option Exercise Price ($)		Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#) (7)	Market Value of Shares or Units of Stock That Have Not Vested ($) (8)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)
(a)	(b)	(c)	(d)	(e)		(f)	(g)	(h)	(i)	(j)
James D. Taiclet, Jr.	66,888	–	–	$5.98		11/07/2011	–	–	–	–
	135,000	–	–	$10.50		11/17/2013	–	–	–	–
	175,000	–	–	$12.11		3/04/2014	–	–	–	–
	337,500	112,500	–	$18.15		4/01/2015	–	–	–	–
	250,000	250,000	–	$31.50		3/01/2016	–	–	–	–
	87,500	262,500	–	$37.52		3/15/2017	–	–	–	–
	–	162,500	–	$37.70		3/17/2018	–	–	–	–
	–	–	–	–		–	46,430	$1,361,328	–	–

Jean A. Bua	35,000	25,000	–	$22.55		8/15/2015	–	–	–	–
	12,500	12,500	–	$31.50		3/01/2016	–	–	–	–
	25,000	75,000	–	$37.52		3/15/2017	–	–	–	–
	–	37,500	–	$37.70		3/17/2018	–	–	–	–
	–	–	–	–		–	10,710	$314,017	–	–

Steven J. Moskowitz	60,000	–	–	$53.62	(3)(4)	11/11/2009	–	–	–	–
	100,000	–	–	$30.63		9/21/2010	–	–	–	–
	10,000	–	–	$15.40		4/09/2011	–	–	–	–
	157,000	–	–	$12.11	(5)	3/04/2014
	28,000	–	–	$12.11	(6)	3/04/2014	–	–	–	–
	262,500	87,500	–	$18.15		4/01/2015	–	–	–	–
	100,000	–	–	$22.20	(6)	8/08/2015	–	–	–	–
	200,000	200,000	–	$31.50		3/01/2016	–	–	–	–
	50,000	150,000	–	$37.52		3/15/2017	–	–	–	–
	–	112,500	–	$37.70		3/17/2018	–	–	–	–
	–	–	–	–		–	32,140	$942,345	–	–

William H. Hess	84,495	42,500	–	$18.15		4/01/2015	–	–	–	–
	87,500	87,500	–	$31.50		3/01/2016	–	–	–	–
	43,750	131,250	–	$37.52		3/15/2017	–	–	–	–
	–	87,500	–	$37.70		3/17/2018
	–	–	–	–		–	25,000	$733,000	–	–

Edmund DiSanto	50,000	150,000	–	$42.95		6/1/2017	–	–	–	–
	–	87,500	–	$37.70		3/17/2018	–	–	–	–
	–	–	–	–		–	25,000	$733,000	–	–

Bradley E. Singer (9)	–	–	–	–		–	–	–	–	–

(1)	Unless otherwise noted, all stock options vest annually as to 25% of the original option grant amount over four years, commencing one year from the date of grant, and have a term of ten years.

(2)	For each option grant identified as unexercisable in part or in full, the following table sets forth information regarding such option grant and the related vesting schedule as of December 31, 2008. All option grants in the following table vest annually as to 25% of the original option grant amount over four years, commencing one year from the date of grant, and have a term of ten years.

Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Grant Date	Original Option Grant Amount
James D. Taiclet, Jr.	337,500	112,500	4/01/2005	450,000
	250,000	250,000	3/01/2006	500,000
	87,500	262,500	3/15/2007	350,000
	–	162,500	3/17/2008	162,500

Jean A. Bua	35,000	25,000	8/15/2005	100,000
	12,500	12,500	3/01/2006	25,000
	25,000	75,000	3/15/2007	100,000
	–	37,500	3/17/2008	37,500

Steven J. Moskowitz	262,500	87,500	4/01/2005	350,000
	200,000	200,000	3/01/2006	400,000
	50,000	150,000	3/15/2007	200,000
	–	112,500	3/17/2008	112,500

William H. Hess	84,495	42,500	4/01/2005	170,000
	87,500	87,500	3/01/2006	175,000
	43,750	131,250	3/15/2007	175,000
	–	87,500	3/17/2008	87,500

Edmund DiSanto	50,000	150,000	6/01/2007	200,000
	–	87,500	3/17/2008	87,500

(3)	This stock option vested annually as to 20% of the original grant amount over five years, commencing one year from the date of grant, and has a term of ten years.

(4)	This stock option was determined to have been granted with an exercise price below the fair market value of our Common Stock on the date of grant, and during the year ended December 31, 2006, was amended to increase the exercise price to the fair market value of our Common Stock on the date of grant, without any compensation to the optionholder. The price included in column (e) reflects the amended option exercise price. See “Remediation Plan Related to Review of Stock Option Granting Practices and Related Accounting” under the caption “Certain Relationships and Related Party Transactions” included in this Proxy Statement.

(5)	This stock option vested 100% one year from the date of grant, and has a term of ten years.

(6)	This stock option vested annually as to 50% of the original grant amount over two years, commencing one year from the date of grant, and has a term of ten years.

(7)	Column (g) includes RSUs granted under the 2007 Equity Incentive Plan. Each of the RSUs identified as unvested were granted on March 17, 2008, and vest annually as to 25% of the original RSU award amount over four years, commencing one year from the date of grant. As none of the RSUs had vested as of December 31, 2008, the amounts set forth in the table reflect the original RSU award amounts.

(8)	The market value of the RSU awards was determined using a stock price of $29.32, which was the closing price of our Common Stock on the NYSE on December 31, 2008.

(9)	Mr. Singer left the Company in June 2008 and exercised all of his outstanding stock options in July 2008. As of December 31, 2008, Mr. Singer did not have any outstanding stock options.

Option Exercises and Stock Vested for 2008

The following table sets forth information relating to options exercised in the year ended December 31, 2008 that were granted pursuant to our 1997 Stock Option Plan or predecessor plans by each of our named executive officers.

	Option Awards (1)		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized Upon Exercise ($) (1)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
(a)	(b)	(c)	(d)	(e)
James D. Taiclet, Jr.	476,557	$14,427,530	–	–
Jean A. Bua	40,000	$839,276	–	–
Steven J. Moskowitz	704,498	$18,463,607	–	–
William H. Hess	70,505	$1,786,431	–	–
Edmund DiSanto	–	–	–	–
Bradley E. Singer	1,435,562	$31,194,615	–	–

(1)	Column (c) reflects the difference between the market price of the underlying securities at exercise and the exercise price.

Employment and Severance Arrangements

As discussed above in our Compensation Discussion and Analysis, we entered into letter agreements with each of our named executive officers that establish initial base salaries and target cash bonus awards, as well as severance benefits. The table below related to “Potential Payments Upon Termination or Change in Control for 2008” summarizes the severance benefits that would be payable to each of our named executive officers if their employment was terminated as of December 31, 2008, with respect to the different termination scenarios set forth in their agreements with the Company. We have also summarized the effects on the compensation of our named executive officers if a change in control of the Company had occurred on December 31, 2008. While the letter agreements with each of our named executive officers were in place at December 31, 2008, in March 2009, we entered into waiver and termination agreements with each of Messrs. Taiclet, Hess and DiSanto and Ms. Bua, pursuant to which they agreed to waive the severance benefits under their employment letters and to terminate their letters. These agreements were entered into in connection with the implementation of the Severance Program, and by terminating their existing employment letters, each of Messrs. Taiclet, Hess and DiSanto and Ms. Bua became subject to the terms of the Severance Program. We have included in the footnotes to the table the changes in severance benefits for these individuals resulting from the implementation of the Severance Program.

Under the Severance Program, our named executive officers are entitled to the following severance benefits:

•

Upon a Qualifying Termination, the Chief Executive Officer will be entitled to receive 104 weeks of base earnings and each Executive Vice President will be entitled to receive 78 weeks of base earnings. In addition, each executive will be entitled to a pro-rated portion of his or her target bonus for the portion of the year prior to termination, assuming 100% satisfaction of goals or objectives related thereto.

•

Upon a Qualifying Termination that occurs within 14 days prior to, or up to two years following, a Change of Control, each executive would also be entitled to full acceleration of vesting of all outstanding equity-based awards, including but not limited to stock options and RSUs.

•

Following a Qualifying Termination, each executive will be eligible for continued health and welfare benefits, pursuant to which the Company will pay the employer share of the cost of coverage for a period equal to the number of weeks of base earnings payable under the Severance Program.

•

All severance benefits under the Severance Program are subject to the executive signing a separation and release agreement and a confidentiality and restrictive covenants agreement in forms satisfactory to the Company. In addition, at the Company’s discretion, the Company can require the deposit of a portion of the after-tax payments to each executive in a restricted account to serve as security for the executive’s compliance with the ongoing covenants, restrictions and obligations contained in such agreements, with restrictions on distribution up to and including forfeiture in the event on non-compliance.

Under the employment letters with Messrs. Hess and DiSanto and Ms. Bua, each had the right to continued vesting and exercisability of stock options for a period of three years following termination by the Company other than for “Cause” or by the executive for “Good Reason.” Under the employment letter with Mr. Taiclet, he had the right to full acceleration of all unvested stock options upon a change of control. By agreeing to the waiver and termination agreement, each agreed to waive these rights. Under the Severance Program, equity awards to our executives are subject instead to a so-called “double-trigger” standard, whereby the executive would only be entitled to acceleration of his or her equity awards in the event of a “Qualifying Termination” within 14 days before or two years following a “Change of Control.” In such an event, the executive would be entitled to acceleration of all unvested equity-based awards (including stock options and RSUs). In all other cases, the executive would not be entitled to any acceleration or continued vesting of his or her equity-based awards. In addition, the Severance Program does not provide for tax gross-ups, which certain of our executives had been entitled to under their employment letters. For more information about the Severance Program, see the caption “Employment and Other Agreements” in our Compensation Discussion and Analysis included in this Proxy Statement.

In February 2009, we entered into an agreement with Mr. Moskowitz in connection with his transition from the role of Executive Vice President and President, U.S. Tower Division to the role of senior advisor, and in anticipation of his departure from the Company on April 3, 2009. Under the terms of the agreement, Mr. Moskowitz agreed to waive all rights under and terminate his existing employment letter with the Company. In addition, he agreed to restrictive covenants with respect to confidentiality, non-disparagement, non-solicitation and non-competition for a period of twelve months following his departure date. Under the terms of the agreement, the Company agreed to provide Mr. Moskowitz with certain benefits that would have been payable to him under his employment letter, as though his employment had been terminated other than for Cause. These benefits include the payment to Mr. Moskowitz over an 18-month period of an aggregate of $795,000, reflecting 18 months of Mr. Moskowitz’s annual base salary, and a lump sum payment of $81,000 as a pro-rated bonus for his three months of service in 2009 based on a bonus target of 60% of base salary. In addition, with respect to certain stock options previously granted to Mr. Moskowitz, he shall have the right to exercise such options for a period equal to the lesser of three years following the departure date or the expiration date of the options, and continued vesting of such options in accordance with the then existing vesting schedule during the same period. For more information about Mr. Moskowitz’ separation from the Company, see the caption “Employment and Other Agreements” in our Compensation Discussion and Analysis included in this Proxy Statement.

We are also a party to noncompetition agreements with Mr. Hess. We entered into a Noncompetition and Confidentiality Agreement with Mr. Hess in January 2004 in connection with the grant to Mr. Hess of options to purchase shares of ATC South America. In August 2008, we amended the terms of our noncompetition agreement with Mr. Hess. In accordance with the terms of the agreement, Mr. Hess had deposited a portion of the funds received in 2006 in connection with the repurchase of his shares into a restricted account to serve as collateral for his obligations under the agreement. As more than two years had passed since the deposit of the funds into the restricted account, and Mr. Hess had complied with the agreement during such period, we determined to amend the agreement to release the funds to Mr. Hess and waive the requirement to maintain a restricted account. The amendment does not affect any of the other continuing obligations of Mr. Hess under the agreement, such as certain restrictions during his employment with the Company and during a restricted period after his employment relationship with the Company terminates. In 2001, we also entered into a similar noncompetition agreement with Mr. Hess related to ATC Mexico.

Potential Payments Upon Termination or Change in Control for 2008

Name and Type of Payment/Benefit	Change in control on 12/31/08 (in addition to other benefits) (1)	Termination on 12/31/08: voluntary, retirement, disability, death or "for cause"	Termination on 12/31/08: for "good reason" or not "for cause"
James D. Taiclet, Jr.
Base salary (2)	–	–	$876,750
Bonus (3)	–	–	–
Value of accelerated stock options (4)(5)	$1,256,625	–	–
Health benefits (6)	–	–	17,408
Tax gross up (1)	–	–	–

Total	–	–	$894,158

Jean A. Bua
Base salary (2)	–	–	$450,000
Bonus (3)	–	–	180,000
Value of accelerated stock options (4)(5)	–	–	169,250
Health benefits (6)	–	–	–
Tax gross up (1)	–	–	–

Total	–	–	$799,250

Steven J. Moskowitz (7)
Base salary (2)	–	–	$795,000
Bonus (3)	–	–	318,000
Value of accelerated stock options (4)(5)	–	–	977,375
Health benefits (6)	–	–	26,112
Tax gross up (1)	–	–	–

Total	–	–	$2,116,487

William H. Hess
Base salary (2)	–	–	$675,000
Bonus (3)	–	–	270,000
Value of accelerated stock options (4)(5)	–	–	474,725
Health benefits (6)	–	–	25,436
Tax gross up (1)	–	–	–

Total	–	–	$1,445,161

Edmund DiSanto
Base salary (2)	–	–	$570,000
Bonus (3)	–	–	228,000
Value of accelerated stock options (4)(5)(8)	–	–	–
Health benefits (6)	–	–	26,112
Tax gross up (1)	–	–	–

Total	–	–	$824,112

Bradley E. Singer (9)	n/a	n/a	n/a

(1)

The letter agreement in effect at December 31, 2008 with Mr. Taiclet provided that, in the event of a change in control, all of Mr. Taiclet’s then unvested stock options would vest in full. This potential benefit is supplemental to the other benefits set forth in the table above. Our letter agreements in effect at December 31, 2008 with Messrs. Moskowitz, Hess and DiSanto and Ms. Bua did not provide for this potential benefit upon a change in control. However, the letter agreements with Messrs. Moskowitz and Hess did provide for gross-up payments with respect to golden parachute excise taxes resulting from a change in control. Based on the price of our Common Stock on December 31, 2008 ($29.32), no gross-up payments would be required for Messrs. Moskowitz and Hess in the event of a change in control as of December 31, 2008. Other than with respect to any such tax gross up payments, the potential benefits and payments upon termination set forth above for each of Messrs. Moskowitz, Hess and DiSanto and Ms. Bua are no different in the context of a change in control. None of these benefits are available under the Severance Program.

(2)	For Mr. Taiclet, this reflects salary continuation for 12 months, based on Mr. Taiclet’s base salary as of December 31, 2008. For Messrs. Moskowitz, Hess and DiSanto and Ms. Bua, this reflects salary continuation for 18 months, based on base salary as of December 31, 2008. The letter agreements in effect at December 31, 2008 with each of Messrs. Moskowitz, Hess and DiSanto and Ms. Bua specified that continuation of salary is to be paid bi-weekly.

If the Severance Program had been in place as of December 31, 2008, Mr. Taiclet would be entitled to receive 104 weeks of base salary (an increase of $876,750 from the amount set forth in the table above), and Messrs. Moskowitz, Hess and DiSanto and Ms. Bua would be entitled to receive 78 weeks of base salary (no change from the amounts set forth in the table above).

(3)	For Mr. Taiclet, this reflects no severance amount related to bonus. For Messrs. Moskowitz, Hess and DiSanto and Ms. Bua, this reflects a bonus with respect to a full year of service for the year ended December 31, 2008 and that a bonus target of 100% is met. Actual bonus payments upon separation are calculated pro-rata. For the year ended December 31, 2008, the bonus target for Messrs. Moskowitz, Hess and DiSanto and Ms. Bua was 60% of base salary.

If the Severance Program had been in place as of December 31, 2008, Mr. Taiclet would be entitled to receive $657,563 for the year ended December 31, 2008, or 75% of Mr. Taiclet’s base salary for the year ended December 31, 2008, assuming 100% satisfaction of goals or objectives. If the Severance Program had been in place as of December 31, 2008, Messrs. Moskowitz, Hess and DiSanto and Ms. Bua would be entitled to receive the same bonus amounts set forth in the table above.

(4)	Value of stock options reflects the excess of the market price of our Common Stock on December 31, 2008 ($29.32) over the exercise price of the stock option.

(5)	The letter agreements in effect at December 31, 2008 with Messrs. Moskowitz, Hess and DiSanto and Ms. Bua, provided that the right to exercise stock options would extend for a period equal to the lesser of three years following the date of termination or the expiration of the options, and vesting of such options shall continue in accordance with the then-existing vesting schedule during the same period. The value associated with the continued vesting of stock options is presented as if the vesting of these options were accelerated such that an additional three years of vesting would have occurred as of December 31, 2008.

Under the Severance Program, each executive is entitled to full acceleration of vesting of all outstanding equity-based awards, including but not limited to stock options and RSUs, upon a Qualifying Termination that occurs within 14 days prior to, or up to two years following, a Change of Control. The amounts set forth in the table above reflect the value associated with the acceleration of stock options only. If the Severance Program had been in place as of December 31, 2008, the value associated with RSUs if vesting was accelerated as of December 31, 2008 would be as follows: Mr. Taiclet–$1,361,328; Ms. Bua–$314,017; Mr. Moskowitz–$942,345; Mr. Hess–$733,000; and Mr. DiSanto–$733,000.

(6)	For Mr. Taiclet, this amount reflects a continuation of health and dental insurance for 12 months. For Messrs. Moskowitz, Hess and DiSanto, this amount reflects a continuation of health and dental insurance for 18 months. Ms. Bua elected not to participate in the health and dental insurance programs offered by the Company. All amounts are estimates based on current rates and benefits elections by each executive.

If the Severance Program had been in place as of December 31, 2008, Mr. Taiclet would be entitled to receive continuation of health and dental insurance for 104 weeks, which is equal to $27,569, based on the employer share of the cost of coverage for this time period. If the Severance Program had been in place as of December 31, 2008, each of Messrs. Moskowitz, Hess and DiSanto would be entitled to receive continuation of health and dental insurance for 78 weeks, which is equal to $20,677, $20,193 and $20,677, respectively, based on the employer share of the cost of coverage for this time period.

(7)	In February 2009, we entered into an agreement with Mr. Moskowitz in connection with his transition from the role of Executive Vice President and President, U.S. Tower Division to the role of senior advisor, and in anticipation of his departure from the Company on April 3, 2009. Under the terms of the agreement, we agreed to provide Mr. Moskowitz with certain benefits that would have been payable to him under his employment letter, as though his employment had been terminated other than for Cause. These benefits include the payment to Mr. Moskowitz over an 18-month period of an aggregate of $795,000, reflecting 18 months of Mr. Moskowitz’s annual base salary, and a lump sum payment of $81,000 as a pro-rated bonus for his three months of service in 2009 based on a bonus target of 60% of base salary. In addition, with respect to certain stock options previously granted to Mr. Moskowitz, he shall have the right to exercise such options for a period equal to the lesser of three years following the departure date or the expiration date of the options, and continued vesting of such options in accordance with the then existing vesting schedule during the same period.

(8)	As of December 31, 2008, Mr. DiSanto held an option to purchase 200,000 shares of Common Stock at an exercise price of $42.95 per share and an option to purchase 87,500 shares of Common Stock at an exercise price of $37.70 per share. Based on the price of our Common Stock on December 31, 2008 ($29.32), there would be no value associated with these stock options if vesting was accelerated as of December 31, 2008.

(9)	Mr. Singer left the Company in June 2008. As Mr. Singer left the Company voluntarily, he did not receive any severance payments related to base salary, bonus or continuation of health benefits provided for in his November 2003 letter agreement relating to his employment with the Company. In addition, Mr. Singer received no additional benefits related to his equity-based awards.

Director Compensation

As of December 31, 2008, our standard compensatory arrangement with our non-management Directors includes the following:

•	an annual retainer of $50,000;

•	an annual payment of $10,000 with respect to service on one or more committees by a Director;

•	an annual payment of $10,000 with respect to service as Chairperson of a committee; and

•	an annual payment of $10,000 for the Lead Director of the Board.

Total payments to any one Director for Board and committee service are capped at $70,000 per year. Historically, Directors have also been eligible to receive options to purchase shares of our Common Stock. We have typically granted each new Director a fully vested option to purchase 25,000 shares of our Common Stock in the year that they are elected to the Board and annually thereafter a fully vested option to purchase 10,000 shares of our Common Stock. In 2008, we determined to include RSUs as a component of our Director compensation, as discussed under “Equity Based Awards” in our Compensation Discussion and Analysis included in this Proxy Statement.

On March 17, 2008, we granted each of the eight non-employee Directors then serving on our Board a fully-vested option to purchase 5,000 shares of our Common Stock. These options were granted with an exercise price of $37.70, which was the closing price of our Common Stock on the NYSE on the date of grant. On March 17, 2008, we also granted each of the eight non-employee Directors then serving on our Board 1,430 fully vested RSUs. Each RSU represented a contingent right to receive one share of Common Stock.

The following table provides information concerning the compensation of each non-management Director who served on our Board during the year ended December 31, 2008. Information regarding the compensation of Mr. Taiclet may be found above under “Executive Compensation.”

Director Compensation for 2008

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)(1)	Option Awards ($)(1)(2)	Total ($)
(a)	(b)	(c)	(d)	(h)
Raymond P. Dolan	$70,000	$53,911	$48,200	$172,111
Ronald M. Dykes	$60,000	$53,911	$48,200	$162,111
Carolyn F. Katz	$70,000	$53,911	$48,200	$172,111
Gustavo Lara Cantu	$60,000	$53,911	$48,200	$162,111
JoAnn A. Reed	$60,000	$53,911	$48,200	$162,111
Pamela D.A. Reeve (3)	$70,000	$53,911	$48,200	$172,111
David E. Sharbutt	$60,000	$53,911	$48,200	$162,111
Samme L. Thompson	$70,000	$53,911	$48,200	$172,111

(1)	The amounts in columns (c) and (d) reflect the dollar amount recognized for financial statement reporting purposes for the fiscal year ended December 31, 2008 in accordance with SFAS No. 123R of RSUs and stock options, respectively, granted pursuant to our 2007 Equity Incentive Plan. See notes 1 and 12 to the consolidated financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2008, filed with the SEC on February 26, 2009, regarding assumptions underlying the valuation of equity-based awards.

(2)	As of December 31, 2008, each non-management Director who served on our Board during 2008 held the following outstanding options to purchase Common Stock. As of December 31, 2008, all of the following options were fully vested and exercisable:

Name	Number of Securities Underlying Outstanding Options (#)	Option Exercise Price ($)	Option Grant Date
Raymond P. Dolan	25,000	$4.80	2/27/2003
	10,000	$12.11	3/04/2004
	10,000	$18.15	4/01/2005
	10,000	$31.50	3/01/2006
	10,000	$37.52	3/15/2007
	5,000	$37.70	3/17/2008

Ronald M. Dykes	25,000	$42.95	6/1/2007
	5,000	$37.70	3/17/2008

Carolyn F. Katz	25,000	$12.11	3/04/2004
	10,000	$18.15	4/01/2005
	10,000	$31.50	3/01/2006
	10,000	$37.52	3/15/2007
	5,000	$37.70	3/17/2008

Gustavo Lara Cantu	10,000	$31.50	3/01/2006
	10,000	$37.52	3/15/2007
	5,000	$37.70	3/17/2008

JoAnn A. Reed	25,000	$40.34	8/1/2007
	5,000	$37.70	3/17/2008

Pamela D.A. Reeve	25,000	$5.91	1/18/2002
	10,000	$3.60	12/09/2002
	10,000	$12.11	3/04/2004
	10,000	$18.15	4/01/2005
	10,000	$31.50	3/01/2006
	10,000	$37.52	3/15/2007
	5,000	$37.70	3/17/2008

David E. Sharbutt	25,000	$35.72	9/01/2006
	10,000	$37.52	3/15/2007
	5,000	$37.70	3/17/2008

Samme L. Thompson	10,000	$31.50	3/01/2006
	10,000	$37.52	3/15/2007
	5,000	$37.70	3/17/2008

(3)	During the year ended December 31, 2006, we determined that the stock option granted to Ms. Reeve on December 9, 2002 for the purchase of 10,000 shares of Common Stock had been granted with an exercise price below the fair market value of our Common Stock on the date of grant. During the year ended December 31, 2006, this option, originally granted with an exercise price of $3.04 per share, was amended to increase the exercise price to $3.60, which was the fair market value of our Common Stock on the date of grant, without any compensation to Ms. Reeve. See “Remediation Plan Related to Review of Stock Option Granting Practices and Related Accounting” under the caption “Certain Relationships and Related Party Transactions” included in this Proxy Statement.

In February 2009, we modified our standard compensatory arrangement with our non-management Directors. Rather than a flat fee of $10,000 for service on one or more Board committees, we determined to pay our Directors a fee of $10,000 for each committee on which they serve. In addition, we increased the annual payment for serving on the Audit Committee from $10,000 to $15,000. We also increased the annual payment for the Lead Director of the Board from $10,000 to $20,000. Finally, we eliminated the cap on total payments to any one director for Board and committee service. Accordingly, as of April 1, 2009, our standard compensatory arrangement with our non-management Directors includes the following:

•	an annual retainer of $50,000;

•	an annual payment of $10,000 with respect to each committee on which a Director serves (except that members of the Audit Committee shall receive $15,000);

•	an annual payment of $10,000 with respect to each committee on which a Director serves as Chairperson; and

•	an annual payment of $20,000 for the Lead Director of the Board.

In addition, Directors remain eligible to receive grants of fully vested options to purchase shares of our Common Stock and fully vested RSUs, which will typically be based on an award value of $240,000 in the year they are elected to the Board and $125,000 annually thereafter.

Certain Relationships and Related Party Transactions

ATC South America Holding Corp. During the year ended December 31, 2006, we purchased a 9.3% minority interest in ATC South America from certain employees, including Mr. Hess, who initially acquired his interest through investment in ATC South America and pursuant to stock options granted under the ATC South America Stock Option Plan. In connection with these repurchases, we paid Mr. Hess an aggregate of $3.9 million, resulting in a gain to Mr. Hess of approximately $2.7 million based on his original investment in ATC South America. Following the repurchase of these interests, no options remained outstanding pursuant to the ATC South America Stock Option Plan, and in February 2007, we terminated the plan.

In the first quarter of 2004, options to purchase 6,024 shares of ATC South America common stock, representing an approximate 10.3% equity interest, were granted under the ATC South America Stock Option Plan to officers and employees, including Mr. Hess, who received options to purchase 911 shares. The exercise price was $1,349 per share, which was determined to be the fair market value per share on the date of issuance based on an independent appraisal performed at our request. In October 2005, these options vested in full and were exercised. Upon exercise of these options, the holders received 4,428 shares of ATC South America, net of 1,596 shares retained by us to satisfy employee tax withholding obligations. The holders had the right to require us to purchase their shares of ATC South America at their then fair market value six months and one day following their issuance. In April 2006, this repurchase right was exercised, and we paid these holders (including Mr. Hess as described above) an aggregate of $18.9 million in cash, which was the fair market value of their interests on the date of exercise of their repurchase right, as determined by our Board of Directors with the assistance of an independent financial advisor. For more information about our transactions involving ATC South America, see note 19 to our consolidated financial statements included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2008, as filed with the SEC on February 26, 2009.

Remediation Plan Related to Review of Stock Option Granting Practices and Related Accounting. In May 2006, we announced that our Board had established a special committee of independent directors to conduct a review of our historical stock option granting practices and related accounting. On December 19, 2006, our Board approved the remediation plan recommended by the special committee to address the issues raised by its findings. The remediation plan included, among other things, the elimination of any excess benefit received by our current officers and members of the Board from options having been granted to them with exercise prices below the fair market value of our Common Stock on the legal grant date, as determined by the special committee. For outstanding options, this was accomplished by amending each option to increase the exercise price to the fair market value on the legal grant date, without any compensation to the optionholder. In December 2006, eight of our senior officers and Directors amended the exercise prices of options to purchase an aggregate of 985,511 shares, thereby eliminating an aggregate excess benefit of approximately $6.5 million. For options that had been exercised, this was accomplished by our executive officers and Directors compensating the Company for the amount of the excess benefit received upon exercise, after reduction for any taxes paid by the individual. In January 2007, five of our senior officers surrendered vested in-the-money options to purchase an aggregate of 23,269 shares, thereby surrendering an aggregate excess benefit of approximately $0.6 million (net of approximately $0.4 million in taxes paid by such individuals).

Securities Authorized For Issuance under Equity Compensation Plans

The following table provides information about the securities authorized for issuance under our equity compensation plans as of December 31, 2008.

Equity Compensation Plan Information

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights	Weighted-average exercise price of outstanding options, warrants and rights	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a)) (3)
	(a)	(b)	(c)
Equity compensation plans/arrangements approved by the stockholders (1)	14,260,924	$30.20	30,250,247
Equity compensation plans/arrangements not approved by the stockholders (2)	N/A	N/A	N/A

Total	14,260,924		30,250,247

(1)	Includes the 1997 Stock Option Plan, the 2007 Equity Incentive Plan and our American Tower Corporation 2000 Employee Stock Purchase Plan (ESPP).

(2)	Excludes shares issuable upon outstanding options granted under equity compensation plans that we assumed in connection with various merger and acquisition transactions, including SpectraSite. In connection with the closing of our merger with SpectraSite in August 2005, we assumed options to purchase common stock of SpectraSite granted pursuant to the SpectraSite 2003 Equity Incentive Plan. At the closing, these options became exercisable for 9,878,295 shares of our Common Stock at a weighted average exercise price of $5.54 per share. Of these options, options to purchase 57,130 shares of our Common Stock at a weighted average exercise price of $11.72 per share remained outstanding as of December 31, 2008. No additional options are to be granted under the SpectraSite 2003 Equity Incentive Plan.

(3)	Includes 3,839,625 shares available for issuance under the ESPP and 26,410,622 shares available for grant under the 2007 Equity Incentive Plan as of December 31, 2008. Under the 2007 Equity Incentive Plan, we are authorized to grant various types of stock-based awards, including stock options, restricted stock, RSUs, stock equivalents and awards of shares of Common Stock that are not subject to restrictions or forfeiture. As the 1997 Stock Option Plan terminated in November 2007 upon the tenth anniversary of its effective date, the remaining shares subject to the 1997 Stock Option Plan are no longer available for future issuance.

PROPOSAL 2

RATIFICATION OF SELECTION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee of the Board of Directors has selected, and the Audit Committee and the Board of Directors recommend stockholder ratification of, the firm of Deloitte & Touche LLP as our independent registered public accounting firm for year ended December 31, 2009. Deloitte & Touche LLP has served as our independent registered public accounting firm since our inception.

Representatives of Deloitte & Touche LLP are expected to be present at the Annual Meeting. They will have the opportunity to make a statement if they so desire and will also be available to respond to appropriate questions from stockholders.

If the stockholders do not ratify the selection of Deloitte & Touche LLP as our independent registered public accounting firm, the Audit Committee will reconsider their selection.

The Audit Committee and the Board of Directors recommend that the stockholders vote FOR the ratification of the selection of Deloitte & Touche LLP to serve as our independent registered public accounting firm for the current fiscal year.

ADDITIONAL INFORMATION

Other Matters

The Board of Directors does not know of any other matters that may come before the Annual Meeting. However, if any other matters are properly presented at the meeting, it is the intention of the persons named in the accompanying proxy or their substitutes acting thereunder, to vote, or otherwise act, in accordance with their best judgment on those matters.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires our Directors, executive officers and persons who own more than ten percent of a registered class of our equity securities to file reports of ownership on Form 3 and changes in ownership on Form 4 or 5 with the SEC. Such officers, Directors and ten-percent stockholders are also required by SEC rules to furnish us with copies of all Section 16(a) reports they file. We reviewed copies of the forms received by us or written representations from certain reporting persons that they were not required to file a Form 5. Based solely on that review, we believe that, during the fiscal year ended December 31, 2008, our officers, Directors and ten-percent stockholders complied with all Section 16(a) filing requirements applicable to them.

Proposals of Stockholders

Pursuant to Rule 14a-8 promulgated under the Exchange Act, in order to be included in the Proxy Statement and form of proxy relating to our 2010 Annual Meeting, we must receive any proposals of stockholders intended to be presented at the meeting no later than November 27, 2009. In addition, any proposals must comply with the other requirements of Rule 14a-8.

Alternatively, under our advance notice provisions in our By-Laws, if a stockholder wants to submit a proposal for the 2010 Annual Meeting for presentation at the meeting pursuant to Delaware corporate law instead of under Rule 14a-8, or intends to nominate a person as a candidate for election to the Board directly, the stockholder can submit the proposal or nomination between January 6, 2010 and the close of business on February 5, 2010, which is between 90 days and 120 days before the anniversary of the 2009 Annual Meeting. If the 2010 Annual Meeting is held more than 30 days before or is on or after the anniversary of the 2009 Annual

Meeting, the stockholder must submit any such proposal or nomination no earlier than the 120th day before the 2010 Annual Meeting and by the later of the 90th day before the 2010 Annual Meeting or the 10th day following the day on which public disclosure of the date of the 2010 Annual Meeting is first made. In addition, any proposals must comply with the other requirements of our By-Laws.

If you wish to present a proposal before the 2010 Annual Meeting, but do not wish to have the proposal considered for inclusion in the Proxy Statement and proxy card, you must also give written notice to us at American Tower Corporation, 116 Huntington Avenue, Boston, Massachusetts 02116, Attention: Secretary. If you fail to deliver that notice so that the Secretary receives it on or before February  10, 2010, then proxies designated by the Board of Directors will have discretionary authority to vote on any such proposal.

Householding of Annual Meeting Materials

The SEC has also adopted a “householding” rule that we have implemented for current and future stockholder communications. This rule permits us to deliver a single set of proxy materials to a household, even though two or more stockholders live under the same roof or a stockholder has shares registered in multiple accounts. This rule enables us to reduce the expense of printing and mailing associated with proxy materials and reduces the amount of duplicative information you may currently receive. Your consent will continue for as long as you remain a stockholder of the Company, unless you revoke it, which you may do at any time if you write or call Broadridge at the following address or phone number: Broadridge Householding Department, 51 Mercedes Way, Edgewood, New York 11717 (800-542-1061). If you revoke your consent, we will begin sending separate copies within 30 days of the receipt of your revocation.

Some banks, brokers and other nominee record holders may be participating in the practice of householding notices, proxy statements and annual reports. We will promptly deliver a separate copy of each document to you if you write or call us at the following address or phone number: American Tower Corporation, 116 Huntington Avenue, Boston, Massachusetts 02116, Attention: Investor Relations (617-375-7500). If you wish to receive separate copies of the notice, proxy statement or annual report in the future, or if you are receiving multiple copies and would like to receive only one copy for your household, you should contact your bank, broker, or other nominee record holder, or you may contact us at the above address and phone number.

Annual Report on Form 10-K

A copy of our Form 10-K for the year ended December 31, 2008, as filed with the SEC, excluding exhibits, will be furnished without charge to any stockholder upon written request. Please write or call us at the following address or phone number: American Tower Corporation, 116 Huntington Avenue, Boston, Massachusetts 02116, Attention: Investor Relations (617-375-7500).

By Order of the Board of Directors,

James D. Taiclet, Jr.

Chairman of the Board, President and

Chief Executive Officer

Boston, Massachusetts

March 27, 2009

IMPORTANT NOTICE REGARDING INTERNET AVAILIBILITY OF PROXY MATERIALS FOR THE 2009 ANNUAL MEETING OF STOCKHOLDERS to be held on May 6, 2009: The Notice and Proxy Statement and 2008 Annual Report are available at www.proxyvote.com

AMERICAN TOWER CORPORATION

116 HUNTINGTON AVENUE

BOSTON, MASSACHUSETTS 02116

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned hereby appoints JAMES D. TAICLET, JR. and EDMUND DISANTO, and each of them, as Proxies of the undersigned, each with the power to appoint his substitute, and hereby authorizes a majority of them, or any one if only one be present, to represent and to vote, as designated below and on the reverse hereof, all the Class A common stock, $.01 par value per share, of American Tower Corporation held of record by the undersigned or with respect to which the undersigned is entitled to vote or act at the 2009 Annual Meeting of Stockholders to be held on May 6, 2009 or any adjournments or postponements thereof.

THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED STOCKHOLDER(S). IF NO DIRECTIONS ARE MADE, THE PROXIES WILL VOTE FOR EACH OF THE MATTERS LISTED ON THE REVERSE SIDE OF THIS CARD AND, AT THEIR DISCRETION, ON ANY OTHER MATTER THAT MAY PROPERLY COME BEFORE THE MEETING.

Address Changes/Comments:

(If you noted any Address Changes/Comments above, please mark the corresponding box on the reverse side.)

PLEASE VOTE, SIGN, DATE AND RETURN THIS PROXY CARD

PROMPTLY USING THE ENCLOSED ENVELOPE.

(Continued and to be signed on reverse side.)

116 HUNTINGTON AVENUE 11TH FLOOR BOSTON, MASSACHUSETTS 02116

VOTE BY INTERNET - www.proxyvote.com

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE STOCKHOLDER COMMUNICATIONS

If you would like to reduce the costs incurred by American Tower Corporation in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access stockholder communications electronically in future years.

VOTE BY MAIL

Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to American Tower Corporation, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

NOTE: If you submit your proxy by the Internet, there is no need for you to mail back this proxy card.

Special Note to Former Class B Holders: Use this proxy to vote the shares of Class A common stock even if you have not exchanged the Class B Common Stock certificate(s).

  TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS: ☒

  KEEP THIS PORTION FOR YOUR RECORDS

  DETACH AND RETURN THIS PORTION ONLY

  THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

  AMERICAN TOWER CORPORATION

Vote On Directors

1.	Election of nine (9) members to the Board of Directors of American Tower Corporation:				Vote On Proposal		For	Against	Abstain

	Nominees:	For	Against	Abstain	2.	Ratification of the selection of Deloitte & Touche LLP as independent registered public accounting firm for 2009.	☐	☐	☐
	a. Raymond P. Dolan	☐	☐	☐
	b. Ronald M. Dykes	☐	☐	☐
	c. Carolyn F. Katz	☐	☐	☐
	d. Gustavo Lara Cantu	☐	☐	☐		To transact such other business as may
	e. JoAnn A. Reed	☐	☐	☐		properly come before the annual meeting or
	f. Pamela D.A. Reeve	☐	☐	☐		any adjournments or postponements thereof.
	g. David E. Sharbutt	☐	☐	☐
	h. James D. Taiclet, Jr.	☐	☐	☐
	i. Samme L. Thompson	☐	☐	☐

ADDRESS CHANGES/COMMENTS - If you have any address/changes comments, please check the following box and note on the reverse side.	☐

ELECTRONIC ACCESS -Please indicate if you wish to view future meeting materials electronically via the Internet instead of receiving a hard copy of the materials by mail.	Yes ☐	No ☐

NOTE: Please sign exactly as name appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full company name by an authorized officer or if a partnership please sign in full partnership name by an authorized person.

Signature (PLEASE SIGN WITHIN BOX)	Date	Signature (Joint Owners)	Date